Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
among
ACE AMERICAN INSURANCE COMPANY,
PANTHER ACQUISITION CORP.
and
PENN MILLERS HOLDING CORPORATION
dated as of September 7, 2011

i

ii

iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of September 7, 2011 (this “Agreement”), among ACE AMERICAN INSURANCE COMPANY, a Pennsylvania domestic stock insurance company (“Parent”), PANTHER ACQUISITION CORP., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and PENN MILLERS HOLDING CORPORATION, a Pennsylvania corporation (the “Company”).
WHEREAS, the parties desire that Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”), merge with and into the Company (the “Merger”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) adopted this Agreement and approved the execution and delivery of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that this Agreement be approved and adopted by the shareholders of the Company;
WHEREAS, the Board of Directors of Merger Sub has unanimously adopted this Agreement and resolved to recommend that this Agreement be approved and adopted by the sole shareholder of Merger Sub;
WHEREAS, the Board of Directors of Parent has unanimously approved this Agreement;
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
WHEREAS, this Agreement is intended to constitute a plan of merger pursuant to Section 1922 of the PBCL.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01 Definitions. (a) For purposes of this Agreement:
“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

“Code” means the Internal Revenue Code of 1986, as amended and in effect on the date of this Agreement.
“Company 401(k) Plan” means Penn Millers Holding Corporation 401(k) Plan.
“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Company Employee Stock Ownership Plan” means Penn Millers Holding Corporation Employee Stock Ownership Plan.
“Company Intellectual Property” means all Intellectual Property used in or necessary for the conduct of the business of the Company or any of the Company Subsidiaries, or material Intellectual Property owned or held for use by the Company or any of the Company Subsidiaries, including the Owned Intellectual Property.
“Company SAP Statements” means the statutory statements of each of the Company Insurance Subsidiaries as filed with the insurance departments in their respective jurisdictions of domicile for the quarters ended June 30 and March 31, 2011 and the years ended December 31, 2010, 2009 and 2008, in each case together with the exhibits, schedules, amendments, supplements and notes thereto and any affirmations and certifications filed therewith.
“Company SEC Documents” means (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 28, 2011, (ii) the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011 filed with the SEC on May 12, 2011 and August 12, 2011, respectively, and (iii) the Company’s Proxy Statement on Schedule 14A filed with the SEC on March 31, 2011.
“Contract” means all oral or written contracts, agreements, commitments, arrangements, leases and other instruments to which any person is a party.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
“ERISA Affiliate” means, with respect to a person in question, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Insurance Laws” means all laws, rules and regulations applicable to the business of insurance or the regulation of insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Authorities and market conduct recommendations resulting from market conduct examinations of Insurance Regulators.
“Insurance Pool” means any insurance pool in which any Company Subsidiary currently participates or previously participated, including with respect to the administration or operation of such pool or the underwriting of risks thereunder.
“Insurance Regulators” means all Governmental Authorities regulating the business of insurance under the Insurance Laws.
“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iii) all Internet domain names; (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (iv) trade secrets; (v) all other intellectual property rights arising from or relating to Technology, and (vi) all contracts granting any right relating to or under the foregoing.
“Material Adverse Effect” means any event, circumstance, development, change, occurrence, state of facts or effect that (i) alone or in combination, has had, or could be reasonably likely to have, a materially adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, except to the extent that any such material adverse effect results, alone or in combination, from: (A) changes in the U.S. economy in general or in U.S. financial or securities markets (including credit markets), (B) changes generally affecting the U.S. property and casualty insurance industry, (C) changes in Law or applicable accounting regulations, or principles or interpretations (whether administrative or judicial) thereof becoming effective after the date hereof, including accounting pronouncements by the SEC, the National Association of Insurance Commissioners or the Financial Accounting Standards Board, (D) any change in the Company’s stock price or any failure, in and of itself, by the Company to meet published revenue or earnings projections (provided that the underlying causes of such change or failure shall not be excluded), (E) changes proximately caused by the announcement of the execution of this Agreement, including the identity of Parent, (F) any Actions, suits, claims, hearings, arbitrations or investigations or other proceedings relating to this Agreement, the Merger or the other transactions contemplated hereby by or before any Governmental Authority, (G) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening thereof, (H) earthquakes, hurricanes or other natural disasters, and (I) any action taken by Parent or any of its affiliates or by the Company at the express written request of Parent or any of its affiliates; provided, however, that the exceptions indicated in clauses (A), (B), (C), (G) and (H), shall apply solely to the extent that the events or changes described therein do not have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, compared to all other participants in the property and casualty insurance industry in the United States; or (ii) would prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

“Material Licenses” means (i) all material licenses, royalty agreements, consents and other agreements pursuant to which licenses or rights are granted by the Company or any of the Company Subsidiaries to any person with respect to any Intellectual Property owned by the Company or any of the Company Subsidiaries and (ii) all licenses, royalty agreements, consents and other agreements pursuant to which licenses or rights are granted by any person to the Company or any of the Company Subsidiaries with respect to any Intellectual Property (other than commercially available “off the shelf” Software licensed to the Company or any of its Subsidiaries on standard “shrink wrap” terms for less than a one-time license fee of $25,000 or $50,000 in the aggregate for any such Software).
“Open Source Software” shall mean all Software that is distributed as “free software”, “open source software”, or under a similar licensing or distribution model, including the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License and the Apache License.
“Owned Intellectual Property” means (i) each issued patent owned by the Company or any of the Company Subsidiaries, each pending patent application filed by or on behalf of the Company or any of the Company Subsidiaries, each trademark registration, service mark registration, and copyright registration owned by the Company or any of the Company Subsidiaries, each application for trademark registration, service mark registration, and copyright registration made by or on behalf of the Company or any of the Company Subsidiaries, each domain name registered by or on behalf of the Company or any of the Company Subsidiaries, each material trade name, d/b/a, unregistered trademark, and unregistered service mark used by the Company or any of the Company Subsidiaries in connection with its business and (ii) material Software developed by or for the Company or any of its Subsidiaries and owned by the Company or any of its Subsidiaries.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, sole proprietorship, trust, association or other entity.
“Personal Data” means information relating to an identified or identifiable person, including information that can be used to identify a person, directly or indirectly, by reference to an identification number or to one or more other factors specific to such person.

“Privacy Law” means any law or regulation relating to the collection, processing, storage, use, sharing, disclosure, loss, access, transfer, security, encryption and/or safeguarding of Personal Data or notices or approvals in connection with Personal Data.
“Pool Member” means any current or former member of an Insurance Pool (other than a Company Insurance Subsidiary).
“Restrictive Condition” means any limitation, requirement or condition that would, individually or in the aggregate, reasonably be expected to (i) materially impair or interfere with the ability of the Company and its subsidiaries to conduct their respective businesses, taken as a whole, after the Effective Time substantially in the manner as such businesses are conducted as of the date hereof, (ii) result in the sale, lease, license, disposal or holding separate (x) by Parent of any capital stock of the Surviving Corporation after the Effective Time or (y) by the Company or its subsidiaries of any of their material assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests therein or (iii) materially and adversely affect the benefits, taken as a whole, that Parent would otherwise receive from the transactions contemplated by this Agreement.
“SAP” means statutory accounting principals prescribed or permitted by the domiciliary state insurance department of the applicable Company Insurance Subsidiary.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Software” means any and all (i) computer programs, code and libraries, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, human-readable or other form; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.
“Subsidiary” or “Subsidiaries” of any person means another person in which such person (or any other subsidiary of such person) (a) is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body or (c) owns, directly or indirectly, through one or more intermediaries, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest.
“Taxes” means any and all taxes, fees, levies, assessments, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, premium, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.
“Trustee” means National Penn Investors Trust Company.
(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Acquisition Transaction	7.04(f)(ii)
Action	4.10
Adverse Recommendation Change	7.04(b)
Agreement	Recitals
Articles of Merger	2.02
Book Entry Shares	3.01(c)
Certificate	3.01(c)
Closing	2.02
Closing Date	2.02
Company	Recitals
Company Actuarial Analyses	4.20(d)
Company Actuary	4.20(d)
Company Board	Recitals
Company Confidentiality Information	4.18(i)
Company Employee	7.12(c)
Company Financial Statements	4.07(b)
Company GAAP Reserves	4.07(k)
Company Holding Company Act Reports	4.20(h)
Company Insurance Intermediary	4.20(a)

Defined Term	Location of Definition

Company Insurance Subsidiaries	4.20(a)
Company Investments	4.20(k)
Company Option	3.07(a)
Company Preferred Stock	4.03(a)
Company Producers	4.20(f)
Company Recommendation	4.21(a)
Company Regulatory Agreement	4.06(e)
Company Reinsurance Agreements	4.20(b)
Company Restricted Stock	3.07(b)
Company Restricted Stock Units	3.07(c)
Company SAP Reserves	4.08(b)
Company SAP Statements	4.08(a)
Company SEC Reports	4.07(a)
Company Stock Plan	3.07(a)
Company Subsidiary	4.01(a)
Confidentiality Agreement	7.03(b)
Constituent Documents	4.05(a)
Contingent Worker	4.12(a)
Disclosure Schedule	Article IV
Effective Time	2.02
Enforceability Exceptions	4.04
Environmental Laws	4.15(b)(i)
ERISA	4.11(a)
ESOP	3.07(d)
Exchange Fund	3.02(a)
Expenses	9.03
FCPA	407(h)
FINRA	4.07(a)
GAAP	4.07(b)
Governmental Authority	4.05(b)
Hazardous Materials	4.15(b)(ii)
Indemnified Liabilities	7.05(a)

Defined Term	Location of Definition

Indemnified Parties	7.05(a)
Information Technology Systems	4.18(g)
IRS	4.11(b)
June 2011 Balance Sheet	4.07(c)
Law	4.05(a)
Liens	4.13(a)
Material Contracts	4.17(a)
Maximum Amount	7.05(c)
Merger	Recitals
Merger Consideration	3.01(c)
Merger Sub	Recitals
Multiemployer Plan	4.11(c)
Multiple Employer Plan	4.11(c)
Option Consideration	3.07(a)
Outside Date	9.01(b)
Parent	Recitals
Paying Agent	3.02(a)
PBCL	Recitals
PBGC	4.11(f)
Permits	4.06(b)
Permitted Liens	4.13(a)
Plans	4.11(a)
Pre-Closing Company Statutory Financial Statements	7.14
Proxy Statement	7.02(a)
Section 409A	4.11(h)
Shareholder Approval	4.21(b)
Shareholders’ Meeting	7.01(a)
SAP	4.08(b)
SOX	4.07(g)
SSAP	4.20(c)
Superior Proposal	7.04(f)(iii)
Surviving Corporation	2.01
Takeover Proposal	7.04(f)(i)
Termination Fee	9.03(b)
Underwater Option	3.07(a)
Willis	4.22

ARTICLE II
THE MERGER
SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the PBCL, (a) at the Effective Time (as defined in Section 2.02), Merger Sub shall be merged with and into the Company, and (b) as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).
SECTION 2.02 Effective Time; Closing. On the last Business Day of the month during which the satisfaction or waiver of the conditions set forth in Article VII occurs (other than those conditions that by their nature are to be satisfied at the Closing) (the “Closing Date”), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Department of State of the Commonwealth of Pennsylvania, in such form as is required by, and executed in accordance with, the relevant provisions of the PBCL (the date and time of such filing of the Articles of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Articles of Merger) being the “Effective Time”). Immediately prior to such filing of the Articles of Merger, a closing (the “Closing”) shall be held at the offices of Ballard Spahr LLP, 1735 Market Street, 51st floor, Philadelphia, PA 19103, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.
SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 1929 of the PBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Company or Merger Sub, or (b) to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Company or merger Sub, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either the Company or Merger Sub, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Sub and otherwise to carry out the purposes of this Agreement.

SECTION 2.04 Articles of Incorporation; By-laws.
(a) At the Effective Time, the Articles of Incorporation of the Company will be amended and restated in their entirety to be identical to the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of such Articles of Incorporation shall be amended to read as follows: “The name of the corporation is Penn Millers Holding Corporation.” Such Articles of Incorporation, as so amended, will be the Articles of Incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.
(b) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.
(c) Notwithstanding anything in this Agreement to the contrary, the Articles of Incorporation and the By-Laws of the Surviving Corporation will include the provisions required by Section 7.05.
SECTION 2.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.
ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK
SECTION 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:
(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation.
(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock or any Company Subsidiary, and any Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive $20.50 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”), or uncertificated book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented any such Company Common Stock shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with Section 3.02(b), without interest. If, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
SECTION 3.02 Surrender of Shares; Stock Transfer Books.
(a) Paying Agent. Prior to the Effective Time, the Company shall designate a bank or trust company (reasonably acceptable to Parent) to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 3.01(c). At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of Company Common Stock, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid in accordance with this Agreement (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund may not be used for any other purpose. The Paying Agent shall invest the Exchange Fund as directed by the Surviving Corporation in one or more of the following: (i) direct obligations of the United States of America; (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest; and (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies; provided, however, that no gain or loss on the Exchange Fund will affect the amounts payable to the holders of shares of Company Common Stock following completion of the Merger, and Parent shall take all actions necessary to ensure that the Exchange Fund at all times includes cash sufficient to satisfy Parent’s obligations under this Article III.

(b) Procedures. Promptly, and in any event no later than ten (10) days, after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock converted pursuant to Section 3.01(c) into the right to receive the Merger Consideration a letter of transmittal and related instructions which shall (i) specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or book-entry transfer of the Book-Entry Shares) to the Paying Agent and (ii) otherwise be in customary form and include customary provisions (including with respect to delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares) for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder of such Certificate (or Book-Entry Shares, as applicable) shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate (or Book-Entry Shares, as applicable), and the Certificate (or Book-Entry Shares, as applicable) so surrendered shall forthwith be canceled. If any portion of such consideration is to be issued and paid to a person other than the person in whose name the surrendered Certificate or Book-Entry Shares were registered, it shall be a condition to such issuance and payment that (i) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred and (ii) the person requesting such issuance shall have paid any transfer and other Taxes required by reason of the issuance and payment of such consideration to a person other than the registered holder of such Certificate or Book-Entry Shares surrendered or shall have established to the reasonable satisfaction of the Paying Agent and the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III, without interest. Notwithstanding anything to the contrary in this Agreement, (i) a holder of Book-Entry Shares shall not be required to deliver a Certificate to the Paying Agent to receive the consideration to which such holder is entitled pursuant to this Article III in respect of such Book-Entry Shares. All cash paid upon the surrender for exchange of any Certificates or Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates or Book-Entry Shares and (ii) Merger Consideration payable with respect to shares of Company Common Stock held under the ESOP shall be paid to the Trustee for the benefit of the ESOP and its participants.
SECTION 3.03 Withholding Taxes. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of shares of Company Common Stock such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any Law. To the extent that amounts are so withheld and are paid or will be paid in accordance with applicable Law to the appropriate Governmental Authority in accordance with applicable Law, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

SECTION 3.04 Termination of Fund. At any time following the twelve (12) month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Company Common Stock for the Merger Consideration, except for those charges and expenses of holders of Company Common Stock, Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Company Common Stock for any Merger Consideration delivered in respect of such Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.
SECTION 3.05 Transfer Books; No Further Ownership Rights in Company Common Stock. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law.
SECTION 3.06 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Common Stock formerly represented by such Certificate to which the holders thereof are entitled pursuant to Section 3.01(c).
SECTION 3.07 Company Stock Plans and the Company ESOP.
(a) Company Options. Prior to the Effective Time, the Company shall take all actions under the Company Stock Incentive Plan (the “Company Stock Plan”) and otherwise necessary to provide that the unexercised portion of each option outstanding immediately prior to the Effective Time that represents the right to acquire shares of Company Common Stock (each, a “Company Option”) shall at the Effective Time vest in full, to the extent unvested, and then be canceled, terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Company Option. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock subject to a particular Company Option, an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable in respect of such share of Company Common Stock subject to such Company Option and any required withholding Taxes. It is understood for the avoidance of doubt that a Company Option for which such exercise price equals or exceeds the Merger Consideration (“Underwater Option”) per share shall be canceled and terminated without the receipt of any Option Consideration. The Option Consideration shall be paid as soon as practicable after the Effective Time, but in no event later than ten (10) days after the Closing Date.

(b) Restricted Stock. As of the Effective Time, each restricted share of Company Common Stock granted under the Company Stock Plan that is outstanding and subject to forfeiture immediately prior to the Effective Time (the “Company Restricted Stock”) will become fully vested without restrictions and will be treated as a share of Company Common Stock as set forth in Section 3.01(c).
(c) Restricted Stock Units. As of the Effective Time, each restricted stock unit granted under the Company Stock Plan that represents the right to receive a share of Company Common Stock that is outstanding immediately prior to the Effective Time (the “Company Restricted Stock Units”) will become fully vested and will be converted into a right to receive the Merger Consideration, less any required withholding Taxes. The Merger Consideration paid in respect of the Restricted Stock Units shall be paid as soon as practicable after the Closing Date, but in no event later than ten (10) days after the Closing Date.
(d) Employee Stock Ownership Plan. Payment of Merger Consideration with respect to shares of Company Common Stock held under the Company Employee Stock Ownership Plan (the “ESOP”) shall be made to the Trustee in accordance with Section 3.02(b). The terms of the ESOP shall govern the rights of participants and beneficiaries, including with respect to allocations, vesting, and distribution.
(e) All amounts payable pursuant to this Section 3.07 shall be subject to any required withholding Taxes or proof of eligibility for exemption therefrom, in accordance with Section 3.03.
(f) Effective at the Effective Time, the Company Stock Plan and all awards thereunder shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other equity interests of the Company or any Company Subsidiary shall be cancelled, without any liability on the part of the Company or any Company Subsidiary (except as otherwise expressly provided in this Agreement).
(g) From and after the Effective Time, no person shall have any right under the Company Stock Plan or under any other plan, program, agreement or arrangement with respect to equity interests of the Company or any Company Subsidiary (except as otherwise expressly provided in this Agreement).
(h) Not later than immediately prior to the Effective Time, the Company’s Board of Directors or any committee thereof administering the Company Stock Plan shall adopt all resolutions necessary to provide for the foregoing, and the Company shall take any other action necessary to effect the foregoing. The Company shall cooperate with Parent, and keep Parent fully informed, with respect to all resolutions, actions and consents that the Company intends to adopt, take and obtain in connection with the matters described in this Section 3.07. Without limiting the foregoing, the Company shall provide Parent with a reasonable opportunity to review and comment on all such resolutions and consents and shall not undertake any obligation in connection with any such resolution, action or consent without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in (i) the Company SEC Documents (excluding any risk factor disclosure contained therein under the heading “Risk Factors,” any disclosure of risks included in any “forward looking statements” disclaimer or any other statements that are non-specific, predictive or forward looking in nature) or (ii) the items set forth in the Disclosure Schedule (the “Disclosure Schedule”) delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being acknowledged and agreed by Parent and Merger Sub that any matter set forth in any section or subsection of the Disclosure Schedule will be deemed to be disclosed with respect to all representations or warranties by the Company to which it is readily apparent from the face of the disclosure that the matters so disclosed are applicable to such other section or subsection of the Disclosure Schedule, but will expressly not be deemed to constitute an admission by the Company or any Company Subsidiary, or otherwise to imply, that any such matter rises to the level of a Material Adverse Effect or is otherwise material for purposes of this Agreement or the Disclosure Schedule):
SECTION 4.01 Organization and Qualification; Company Subsidiaries.
(a) Each of the Company and each subsidiary of the Company (each, a “Company Subsidiary”) is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Material Adverse Effect.
(b) A true and complete list of all Company Subsidiaries, together with the form of legal entity and the jurisdiction of incorporation or organization of each Company Subsidiary, the percentage of the outstanding capital stock or other equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, and the names of the directors and executive officers of each Company Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule. Except for the Company Subsidiaries and investment assets held by the Company or any Company Subsidiary, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any person.

SECTION 4.02 Articles of Incorporation and By-laws; Minute Books and Stock Ledgers. The Articles of Incorporation of the Company and the By-laws of the Company as most recently filed by the Company with the SEC are true and correct copies and are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or its By-laws. The Company has made available to Parent complete and correct copies of the Constituent Documents of each Company Subsidiary. The Company has made available to Parent all of the minute books in its possession containing the records of the meetings of the shareholders, the Board of Directors and any committee of the Board of Directors of the Company and each of the Company Subsidiaries, other than the Special Committee of the Board of Directors formed in May 2011 for the purpose of reviewing strategic alternatives for the Company, since January 1, 2008. The minute books of the Company and the Company Subsidiaries reflect all of the material actions taken by each of their respective Boards of Directors (including each committee thereof) and shareholders from January 1, 2008 through the date of this Agreement. The Company has made available to Parent all of the stock ledgers of the Company Subsidiaries. The stock books and stock ledgers of the Company accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of the Company. The stock books and stock ledgers of each Company Subsidiary accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of such Company Subsidiary.
SECTION 4.03 Capitalization.
(a) The authorized capital stock of the Company consists of ten million (10,000,000) shares of Company Common Stock and one million (1,000,000) shares of preferred stock (“Company Preferred Stock”). As of the date of this Agreement, (i) 5,444,022 shares of Company Common Stock were issued and outstanding, all of which were validly issued and are fully paid and nonassessable (which includes 105,838 shares of Company Restricted Stock that will vest in accordance with Section 3.07(b) and 0 shares of Company Common Stock that will vest in accordance with Section 3.07(c)), (ii) 469,608 shares of Company Common Stock were held in the treasury of the Company, (iii) 0 shares of Company Common Stock were held by the Company Subsidiaries, (iv) 150,984 shares of Company Common Stock are reserved for future issuance under the Company Stock Plan (of which 150,984 were subject to outstanding Company Options), (v) 539,999 shares of Company Common Stock held under the ESOP (whether or not allocated to the accounts of participants and beneficiaries) and (vi) and 0 Company Restricted Stock Units were outstanding. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except with respect to the ESOP and as set forth in this Section 4.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Except with respect to the ESOP, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. Except as set forth in Section 4.03(a) of the Disclosure Schedule or as otherwise contemplated hereunder, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any awards under the Company Stock Plan as a result of the Merger. All outstanding shares of Company Common Stock and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance in all material respects with applicable Law.

(b) (i) Each outstanding share of capital stock of each Company Subsidiary that is a corporation is duly authorized, validly issued, fully paid and nonassessable, and (ii) each outstanding equity interest of each Company Subsidiary that is a limited liability company has been validly issued and the owner thereof has been duly admitted as a member of such Company Subsidiary, and each such share or equity interest, as the case may be, is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.
(c) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company entitling the holder of such instrument the right to vote (or that is convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote are issued or outstanding.
(d) Except with respect to the ESOP, neither the Company nor any Company Subsidiary is party to an agreement (i) restricting the transfer of, (ii) relating to the voting of or (iii) requiring the registration under any securities Law for sale of, any shares of Company Common Stock, any shares of Company Preferred Stock or any other capital stock of, or other equity interests in, the Company or any Company Subsidiary.
(e) Section 4.03(e) of the Disclosure Schedule sets forth the following information with respect to each Company Option, Company Restricted Stock and Company Restricted Stock Unit outstanding as of the date of this Agreement: (i) the plan pursuant to which such Company Option, Company Restricted Stock or Company Restricted Stock Unit was granted; (ii) the name of the holder of such Company Option, Company Restricted Stock or Company Restricted Stock Unit; (iii) the number of shares of Company Common Stock subject to such Company Option, the number of shares of Company Restricted Stock or the number of Company Restricted Stock Units; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Option, Company Restricted Stock or Company Restricted Stock Unit was granted; (vi) the extent to which such Company Option, Company Restricted Stock or Company Restricted Stock Unit is vested and/or exercisable as of the date of this Agreement and the times and extent to which such Company Option, Company Restricted Stock or Company Restricted Stock Unit is scheduled to become vested and/or exercisable after the date of this Agreement; and (vii) the date on which such Company Option, Company Restricted Stock or Company Restricted Stock Unit expires.

SECTION 4.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Shareholder Approval, to perform its obligations hereunder and to consummate the Merger. On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously (a) duly authorized the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger, (b) resolved to recommend the approval and adoption of this Agreement by the Company’s shareholders, (c) directed that this Agreement be submitted to the Company’s shareholders for approval and adoption, and (d) approved the filing of the Proxy Statement with the SEC. The Company has the corporate power and authority to enter into this Agreement and, subject to the receipt of approval of this Agreement by the Company’s shareholders and the required approval of any Governmental Body, to carry out its obligations hereunder. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the Shareholder Approval and the filing and recordation of appropriate merger documents as required by the PBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable Law affecting creditors’ rights generally, by general equitable principles and by the discretion of any Governmental Authority before which any proceeding seeking enforcement may be brought (the “Enforceability Exceptions”).
SECTION 4.05 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, and the consummation of the Merger by the Company will not, (i) conflict with or violate the Articles of Incorporation of the Company, the By-laws of the Company or any equivalent organizational documents of any Company Subsidiary (the “Constituent Documents”), (ii) assuming that all consents, approvals and other authorizations described in Section 4.05(b) have been obtained and that all filings and other actions described in Section 4.05(b) have been made or taken, conflict with or violate any federal, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or subject, (iii) violate any provisions of the ESOP (or the trust thereunder) or any Law applicable to the ESOP, (iv) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or, except as set forth in Section 4.20(b) of the Disclosure Schedule, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, (v) cause the suspension or revocation of any material Permit; or (vi) cause the Company or any Company Subsidiary to take any action or create an obligation for the Company or any Company Subsidiary to take any action that, if taken following the entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 6.01; except, with respect to clauses (ii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the PBCL and (iv) any consent, approval, authorization, Permit, filing or notification listed in Section 4.05(b) of the Disclosure Schedule.
(c) No consent or approval of any other party (other than the shareholders of the Company or any Governmental Authority as specifically described in Section 4.05(b)) is required to be obtained by the Company for the execution, delivery or performance of this Agreement by the Company or the performance by the Company of this Agreement, except where the failure to obtain any such consent or approval would not prevent or delay the consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, or, individually or in the aggregate, have a Material Adverse Effect.
SECTION 4.06 Permits; Compliance.
(a) Since January 1, 2008, (i) the business and operations of the Company and the Company Subsidiaries have been conducted in compliance with all applicable Laws (including Insurance Laws) and (ii) the Company has complied with the applicable listing and corporate governance rules and regulations of the NASDAQ Global Market except, in each case, where the failure to so conduct such business and operations or comply with such rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect.
(b) Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”). The Company and the Company Subsidiaries have complied in all material respects with, and are not in default in any material respect under any, and have maintained and conducted their respective businesses in all material respects in compliance with, such Permits. Each Permit is in full force and effect in accordance with its terms, and there is no proceeding or, to the knowledge of the Company, investigation to which the Company or any Company Subsidiary is subject before a Governmental Authority that is pending or threatened in writing that would be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Permit, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, have a Material Adverse Effect.
(c) Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law (including any Insurance Law) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, Permit or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except, in either case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, would not constitute a Material Adverse Effect.

(d) There is no proceeding to which the Company or any Company Subsidiary is subject before any Governmental Authority pending or threatened in writing regarding whether the Company or any Company Subsidiary has violated any Law, nor any investigation by any Governmental Authority pending or threatened in writing with respect to possible violations of any applicable Laws, which, if determined or resolved adversely against the Company or any Company Subsidiary, would, individually or in the aggregate, reasonably be expected to be material to the Company or any one or more of the Company Subsidiaries, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Since January 1, 2008, the Company and each Company Subsidiary has each timely filed all material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, required to be filed by it with any applicable Insurance Regulator, or such failure to file has been remedied.
(e) Neither Company nor any Company Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Authority that: (i) limits the ability of Company or any Company Subsidiary to conduct any line of business; (ii) requires any investments of any Company Insurance Subsidiary to be treated as non-admitted assets; (iii) requires divestiture of any investments of Company or any Company Subsidiary; (iv) in any manner imposes any requirements on Company or any Company Subsidiary in respect of risk-based capital requirements that add to or otherwise modify the risk-based capital requirements imposed under Law, (v) in any manner relate to the ability of Company or any Company Subsidiary to pay or declare dividends or distributions; or (vi) otherwise restricts the conduct of the business, underwriting policies or management of Company or any Company Subsidiary (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any Company Subsidiary been advised in writing by any Governmental Authority that it is considering issuing or requesting any such Company Regulatory Agreement.
SECTION 4.07 SEC Filings; Financial Statements; Reserves.
(a) The Company has filed all forms, reports, schedules, statements, and documents required to be filed by it with, or furnished by it to, the SEC since September 4, 2009 (the “Company SEC Reports”). The Company SEC Reports (including any financial statements, supplements or schedules included therein) (i) were prepared in accordance, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC. The Company has not received any inquiries or interrogatories, whether in writing or otherwise, from the SEC, Financial Industry Regulatory Authority (“FINRA”) or any other Governmental Authority, or, to the knowledge of the Company, been the subject of any investigation, audit, review or hearing by or in front of such persons, in each case with respect to any of the Company SEC Reports or any of the information contained therein that have not been fully resolved.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not, in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole). The books and records of the Company and each of the Company Subsidiaries (i) are and have been properly prepared and maintained in form and substance adequate for preparing audited consolidated financial statements, in accordance with GAAP consistently applied and any other accounting requirements and applicable Law, in each case, applicable to the Company or such Company Subsidiary, (ii) reflect only actual transactions, and (iii) fairly reflect all assets and liabilities of the Company and each of the Company Subsidiaries and all contracts and other transactions to which the Company or any of the Company Subsidiaries is or was a party or by which the Company or any of the Company Subsidiaries or any of their respective businesses or assets is or was affected.
(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated subsidiaries as of June 30, 2011, including the notes thereto (the “June 2011 Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), whether or not required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since June 30, 2011 or (ii) disclosed in Section 4.07(c) of the Disclosure Schedule.
(d) The Company has resolved all comments contained in comment letters received by the Company from the SEC or the staff thereof prior to the date of this Agreement.
(e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act designed to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and such controls are effective.

(f) The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company and the Company Subsidiaries maintain a system of internal control over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) information is recorded, processed, summarized and reported as necessary, to permit preparation of financial statements in conformity with GAAP and timely filing of Company SEC Reports and to maintain asset accountability, and accumulated and communicated to Company management, as appropriate, to allow timely decisions regarding required disclosure; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Management of the Company has fully disclosed to the Company’s auditors and the audit committee of the Company Board, and has made available to Parent true and complete copies of any such disclosure regarding, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case that are within the knowledge of the Company.
(g) The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and (ii) the rules and regulations of NASDAQ Global Market, in each case, that are applicable to the Company.
(h) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any Company Subsidiary is aware of any action, or any allegation made by any Governmental Entity of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to unlawfully induce such person to act against the interest of his or her employer or principal. There is no current, pending, or, to the knowledge of the Company, threatened charges, proceedings, investigations, audits, or complaints against the Company or any Company Subsidiary or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company with respect to the FCPA or any other anti-corruption Law or regulation.

(i) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports.
(j) Since January 1, 2008, (i) neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant, consultant, attorney, agent, advisor or representative of the Company or any of the Company Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no director, officer, employee, auditor, accountant, consultant, attorney, agent, advisor or representative of the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a material violation of applicable Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof.
(k) Each Company Insurance Subsidiary has assets that qualify as admitted assets under the Insurance Laws in an amount at least equal to the sum of all its reserves and liability amounts and its minimum statutory capital and surplus as required by such Insurance Laws. The Company Financial Statements, as of the date thereof, set forth all of the reserves of such Company Insurance Subsidiary as of such date (collectively, the “Company GAAP Reserves”). The Company GAAP Reserves (i) were determined in accordance with GAAP consistently applied, (ii) were computed on the basis of methodologies consistent in all material respects with those used in prior periods, (iii) were fairly stated in all material respects in accordance with sound actuarial principles, (iv) were established in accordance with prudent insurance practices generally followed in the insurance industry, and (v) satisfied the requirements of all applicable Laws in all material respects.
SECTION 4.08 Company SAP Statements.
(a) Each of the Company Insurance Subsidiaries has filed or submitted all Company SAP Statements required to be filed with or submitted to the insurance departments of their respective jurisdictions of domicile on forms prescribed or permitted by such department. Prior to the date of this Agreement, the Company has provided to Parent a complete and correct copy of the following statutory statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Company SAP Statements”): (i) the annual statement of each Company Insurance Subsidiary as of and for the annual periods ended December 31, 2010, in each case as filed with the Insurance Regulator of the jurisdiction of domicile of such Company Insurance Subsidiary, and (ii) the quarterly statements of each Company Insurance Subsidiary as of and for the quarterly periods ended March 31, 2011 and

June 30, 2011, in each case, as filed with the Insurance Regulator of the jurisdiction of domicile of such Company Insurance Subsidiary. The Company SAP Statements (A) have been derived from and are in accordance with the books and records of the applicable Company Insurance Subsidiary, (B) have been prepared in accordance with all applicable Laws (including Insurance Laws) and the statutory accounting practices prescribed or permitted by the Insurance Regulator of the jurisdiction in which the applicable Company Insurance Subsidiary is domiciled (“SAP”), and (C) fairly present, in all material respects, in accordance with SAP, the statutory financial position, results of operations, assets, liabilities, capital and surplus, changes in statutory surplus and cash flows of the Company Insurance Subsidiaries as at the respective dates of, and for the periods referred to therein. No material deficiency has been asserted by any Insurance Regulator with respect to any of the Company SAP Statements that remains unresolved prior to the date hereof. Section 4.08 of the Disclosure Schedule sets forth a true and complete list of all accounting practices used by one or more of the Company Insurance Subsidiaries in connection with the Company SAP Statements that depart from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual and all such departures have been approved in writing by the applicable Insurance Regulator, in accordance with applicable Law.
(b) The Company SAP Statements, as of the date thereof, set forth all of the reserves of each Company Insurance Subsidiary as of such date (collectively, the “Company SAP Reserves”). The Company SAP Reserves (i) were determined in accordance with SAP consistently applied, (ii) were computed on the basis of methodologies consistent in all material respects with those used in prior periods, (iii) were fairly stated in all material respects in accordance with sound actuarial principles, (iv) were established in accordance with prudent insurance practices generally followed in the insurance industry, and (v) satisfied the requirements of all applicable Laws in all material respects.
SECTION 4.09 Absence of Certain Changes or Events. Since December 31, 2010, except as disclosed in Section 4.09 of the Disclosure Schedule, (a) the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course of business and in a manner consistent with past practice, (b) there has not been any action taken or committed to be taken by the Company or any Company Subsidiary which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 6.01 and (c) no event or events or development or developments have occurred that have had or would reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 4.10 Absence of Litigation. Since January 1, 2008, there has been no litigation, suit, claim, action, complaint, demand, summons, cease and desist letter, subpoena, injunction, notice of violation, investigation or other proceeding (“Action”) pending or, to the knowledge of the Company, taken or threatened to be taken against the Company, any Company Subsidiary, any property or asset of the Company or any Company Subsidiary, or any present officer, director or employee of the Company or any Company Subsidiary before any Governmental Authority, other than Actions involving claims and other benefits under or in connection with insurance policies issued by the Company Subsidiaries (other than extracontractual or bad faith claims), Actions for subrogation recoveries and Actions involving the collection of premiums, in each case in the ordinary course of business. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.11 Employee Benefit Plans.
(a) Section 4.11(a) of the Disclosure Schedule lists each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, employee stock ownership, restricted stock, incentive, compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, vacation pay, cafeteria, unemployment compensation, severance and other benefit plans, programs or arrangements, and all employment, termination, change in control, “golden parachute,” restrictive covenant, severance and other contracts or agreements, that are maintained, contributed to or sponsored by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has an obligation to contribute or otherwise has any liability or reasonable expectation of liability (collectively, the “Plans”).
(b) With respect to each Plan, the Company has made available to Parent a true and complete copy of each of the following documents, if applicable: (i) all of the documents pursuant to which such Plan is maintained, administered and funded, including (without limitation) the plan documents and amendments thereto, all trust agreements and other funding arrangements, custodial agreements, insurance contracts, administration and service contracts, investment management agreements, investment advisor agreements, subscription and participation agreements, recordkeeping agreements, summary plan descriptions and summaries of material modifications, (ii) the three most recently filed Internal Revenue Service (“IRS”) Forms 5500 with all applicable attachments and schedules thereto, except as set forth in Section 4.11(b) of the Disclosure Schedule, (iii) the most recently received IRS determination letter or favorable opinion letter and all other material correspondence with Governmental Authorities, (iv) results of all nondiscrimination, top-heavy, and other compliance testing for the three most recently ended plan years, (v) the three most recent actuarial reports, (vi) a current schedule of the Plan’s assets (and the fair market value thereof assuming liquidation of any asset that is not readily tradeable) held with respect to any Plan that is funded, (vii) all employee elections under Section 83(b) of the Code, (viii) all participant election forms under each Plan that is a nonqualified deferred compensation plan, (ix) all ESOP loan documentation, and (x) the three most recently prepared financial statements and the accountant’s opinions of such financial statements in connection with each such Plan. There are no perquisites provided (or committed to be provided) to executive-level employees other than the perquisites described in the employment agreements set forth (or required to be set forth) in Section 4.11(a) of the Disclosure Schedule.

(c) None of the Company, the Company Subsidiaries or any ERISA Affiliate (including any entity that during the past six years was a subsidiary of the Company or any Company Subsidiary) has now or at any time in the prior six years, contributed to, had an obligation to contribute to, sponsored or maintained a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”), or a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). Except as set forth in Section 4.11(c) of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, retiree disability, retiree life insurance or other retiree welfare benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (other than as required by Section 4980B of the Code or applicable state continuation coverage Law).
(d) Except as set forth in Section 4.11(d) of the Disclosure Schedule, each Plan has been operated in accordance with its terms and in material compliance with the requirements of all applicable Laws including ERISA and the Code. No Action or audit is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).
(e) Each Plan that is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) is the subject of a favorable determination letter or favorable opinion letter issued by the IRS with respect to the qualified status of such Plan under Section 401(a) of the Code and the tax-exempt status of any trust that forms a part of such Plan under Section 501(a) of the Code (or, in the case of the ESOP, the Company has timely submitted a request for the initial favorable determination letter); all amendments to any such Plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter; and no event has occurred that will or could give rise to disqualification of any such Plan under such sections or to a tax under Section 511 of the Code.
(f) With respect to each Plan that is subject to Title IV of ERISA, (i) there has been no reportable event (as described in Section 4043 of ERISA); (ii) no steps have been taken to terminate such Plan; (iii) there has been no withdrawal (within the meaning of Section 4063 of ERISA) of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA); (iv) no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such Plan; (v) no event or condition has occurred which would give rise to liabilities under Section 4062(e) of ERISA; (vi) the minimum funding standards of Section 412 of the Code have been satisfied, no waiver of the minimum funding standards have been granted and none of the Company, any Company Subsidiary, or any of their ERISA Affiliates has requested a funding waiver; (vii) no event has occurred with respect to any such Plan which has resulted or could reasonably be expected to result a lien being imposed on the assets of the Company, any Company Subsidiary or any of their ERISA Affiliates; and (viii) except as set forth in Section 4.11(f) of the Disclosure Schedule, if each such Plan were terminated immediately after the Closing Date, there would be no unfunded liabilities with respect to any such Plan, its participants or beneficiaries or the Pension Benefit Guaranty Corporation (the “PBGC”).

(g) All contributions, premiums or payments required to be made with respect to any Plan have been made or properly accrued on or before their due dates.
(h) Except as set forth in Section 4.11(h) of the Disclosure Schedule, each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) that is subject to the requirements of Section 409A of the Code and all applicable IRS guidance promulgated thereunder (collectively, “Section 409A”) (i) was operated in good faith compliance with Section 409A between January 1, 2005 and December 31, 2008 and (ii) has complied in form and operation with the requirements of Section 409A since January 1, 2009. With respect to any person receiving benefits under or pursuant to a Plan that is a nonqualified deferred compensation plan, Section 4.11(h) of the Disclosure Schedule sets forth the payment schedule and respective payment amounts.
(i) None of the assets of any Plan are invested in employer real property or, except for the ESOP, are invested in employer securities.
(j) None of the Company, any Company Subsidiary, or any of their ERISA Affiliates is a nonqualified entity within the meaning of Section 457A of the Code.
(k) Each Plan that constitutes a “group health plan” (as defined in Section 607(i) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current and former affiliates that must be taken into account under Sections 4980B and 414(t) of the Code or Sections 601-608 of ERISA, have been operated in compliance with applicable Law, including the continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA, the portability and nondiscrimination requirements of Sections 9801 and 9802 of the Code, and the requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA, to the extent such requirements are applicable.
(l) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan and none of the Company, any Company Subsidiary or any of their ERISA Affiliates has engaged in any prohibited transaction.
(m) There have been no acts or omissions by the Company, any Company Subsidiary, or any of their ERISA Affiliates which have given rise to or may give rise to interest, fines, penalties, taxes or related charges under any applicable Law, including ERISA and the Code.
(n) Except as set forth in Section 4.11(n) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employee of the Company or any Company Subsidiary to severance pay or any increase in severance pay upon termination of employment after the date hereof; or (ii) accelerate the time of vesting or the time of payment, or result in any payment or funding (through a grantor trust or otherwise), or increase the amount, of compensation or benefits due to any current or former director, officer or employee of the Company, any Company Subsidiary, or any of their ERISA Affiliates. None of the payments contemplated by the Plans would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to Section 162(m) of the Code. Section 4.11(n) of the Disclosure Schedule, as of the date of this Agreement, sets forth a good faith estimate of all parachute payments (including excess parachute payments) anticipated by the Company to be paid in connection with transactions contemplated by this Agreement prepared in accordance with the principles and methodologies set forth in Treasury Regulation Section 1.280G-1 and other applicable guidance.

(o) There has been no act or omission that would impair the ability of the Company or any Company Subsidiary (or any successor thereto or the Surviving Corporation) to unilaterally amend or terminate any Plan.
(p) ESOP.
(i) The ESOP has been operated and administered at all times in compliance in all material respects with its terms and with the provisions of applicable Law, including applicable provisions of ERISA and the Code. Since its inception, the ESOP is intended to be qualified under Section 401(a) of the Code and is intended to be exempt from tax under Section 501(a) of the Code, and the ESOP has intended to be qualified as a valid “employee stock ownership plan” (within the meaning of Sections 409 and 4975(e)(7) of the Code) and there has been no act or omission that would reasonably be expected to adversely affect the tax-qualified status of the ESOP, the tax-exempt status of the trust under the ESOP or the validity of the ESOP as an employee stock ownership plan (within the meaning of Sections 409 and 4975(e)(7) of the Code).
(ii) Except as set forth in Section 4.11(p)(ii) of the Disclosure Schedule, (a) there are no loans or other extensions of credit between the ESOP and any other person; (b) there are no shares of Company Common Stock held in the ESOP that have not been allocated to the accounts of participants or beneficiaries of the ESOP; and (c) all contributions to the ESOP due with respect to periods ending on or prior to the Closing have been timely made and all such contributions that are not yet due shall have been made prior to the Closing. Each ESOP loan that is set forth in the Disclosure Schedule satisfies the requirements of an exempt loan within the meaning of Section 4975(d)(3) and Treasury Regulation Section 54.4975-7(b).
(iii) As promptly as practicable following execution of this Agreement, the ESOP will be amended so that during the pendency of the transactions contemplated by this Agreement, and continuing through and subsequent to the Closing, should it occur, the Trustee shall be fully independent and empowered to act as a discretionary and independent Trustee with respect to the ESOP’s participation in the transactions contemplated by this Agreement.
(iv) (A) The ESOP’s conversion of shares pursuant to this Agreement into the right to receive, and the ESOP’s receipt of, Merger Consideration (I) will not result in a violation of ERISA, the Code, or any other Law applicable to the ESOP, including, a violation of Section 406 or Section 407 of ERISA or Section 4975 of the Code, (II) will not result in a violation of any agreement to which the ESOP is a party or is otherwise bound, and (III) will not result in the imposition of any excise Tax on any person, including, any excise Tax under Section 4975 or Section 4978 of the Code, and (B) in accordance with the terms of the ESOP documents and applicable Law, voting rights with respect to allocated shares held by the ESOP are required to be passed through to participants in or beneficiaries of the ESOP with regard to approval of the Merger.

(v) There is no Action or audit pending or, to the knowledge of the Company, threatened, concerning any matter with respect to the ESOP relevant as to whether any representation set forth in this Section 4.11(p) was, has or will at any time become inaccurate (other than in respect of (A) periodic timely requests to the Internal Revenue Service to issue a favorable determination letter to the effect that the ESOP is a tax-qualified plan under Section 401(a) of the Code and an employee stock ownership plan and that the trust under the ESOP continues to be a tax-exempt trust under Section 501(a) of the Code and (B) Annual Reports Form 5500 series), and no Trustee or other fiduciary of the ESOP has made any assertion with respect to the ESOP contrary to, or inconsistent with the accuracy of, any such representation.
SECTION 4.12 Labor and Employment Matters.
(a) Except as set forth in Section 4.12(a) of the Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is a party to any collective bargaining, trade union or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and, to the knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Company Subsidiary; (ii) there are no material controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees and neither the Company nor any Company Subsidiary has experienced any material controversy, strike, slowdown or work stoppage within the prior five years; (iii) there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Company Subsidiary; (iv) except as would not constitute a Material Adverse Effect, the Company and each Company Subsidiary are currently in compliance with all Laws relating to the employment of labor, including those related to wages and hours; (v) except as would not constitute a Material Adverse Effect, there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which is now pending before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or currently employs any person; and (vi) except as would not constitute a Material Adverse Effect, the Company has not misclassified any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages as an employee of the Company or the Company Subsidiaries (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Plan and the Company does not employ or engage any volunteer workers, paid or unpaid interns or any other unpaid workers.
(b) Section 4.12(b) of the Disclosure Schedule sets forth an accurate list showing, as of the date hereof, for each current employee of the Company or any Company Subsidiary the name, current annual salary rate, bonus for 2010, anticipated bonus for 2011, the date of first employment, a description of position or job function, and accrued and unused paid time off (including vacation and sick leave) entitlement. The Company has provided to Parent a true and complete copy of each employee handbook of the Company and each Company Subsidiary.

SECTION 4.13 Real Property; Title to Assets.
(a) Section 4.13(a) of the Disclosure Schedule lists each parcel of real property currently owned by the Company or any Company Subsidiary. Each such parcel of real property (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including any easement, right of way or other encumbrance to title, or right of first refusal, right of first offer or similar right (collectively, “Liens”), other than (A) Liens for current Taxes and other governmental charges and assessments not yet payable or that are being contested in good faith or for which adequate reserves have been established in accordance with GAAP, (B) inchoate mechanics’ and materialmen’s Liens for construction in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice, (D) all matters of record, Liens and other imperfections of title and encumbrances that would not materially impair the continued use and utility of such property encumbered thereby, (E) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens imposed by any Governmental Authority, (F) interests of any lessee in any leased property, (G) transfer restrictions imposed by applicable securities Laws and (H) Liens that do not materially adversely affect the use and enjoyment of such real property (collectively, “Permitted Liens”), and (ii) is neither subject to any governmental decree or order to be sold nor being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.
(b) There are no contractual or legal restrictions that preclude or restrict in any material respect the ability to use any real property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used. There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary other than those that would not have a Material Adverse Effect.
(c) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens (other than Permitted Liens). Each of the Company and the Company Subsidiaries are in material compliance with applicable Law with respect to the real properties owned or leased by it.
SECTION 4.14 Taxes.
(a) The Company and the Company Subsidiaries have filed all United States federal income and all material United States federal non-income, state, local Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged that are material in amount, other than such payments as are being contested in good faith by appropriate proceedings. All such Tax returns are true, accurate and complete in all material respects.

(b) Neither the IRS nor any other taxing authority or agency is now asserting in writing or, to the knowledge of the Company, threatening to assert against the Company or any Company Subsidiary any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.
(c) Neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax with respect to any Tax period that remains open to assessment.
(d) The accruals and reserves for Taxes reflected in the June 2011 Balance Sheet are adequate to cover all Taxes accruable through such date in accordance with GAAP. There are no material Tax liens upon any property or assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due and payable.
(e) Neither the Company nor any of the Company Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code for any open Tax year by reason of a voluntary change in accounting method initiated by the Company or any of the Company Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would have a Material Adverse Effect.
(f) Neither the Company nor any of the Company Subsidiaries has entered into a material transaction in any open Tax year that is being accounted for under the installment method of Section 453 of the Code.
(g) Neither the Company nor any of the Company Subsidiaries has any material intercompany items (as defined in Treas. Reg. Sec. 1.1502-13(b)(2)) or material deferred intercompany gain or loss arising under the provisions of the applicable consolidated return regulations in effect for transactions occurring in taxable years beginning before July 12, 1995, which intercompany items, gain or loss are attributable to a transfer or other disposition of stock of a Company Subsidiary that is treated as a corporation for federal income tax purposes, and none of the shares of stock of any Company Subsidiary had an excess loss account within the meaning Treas. Reg. Sec. 1.1502-19(a)(2) as of the close of the last Tax year or will have an excess loss account as of the Effective Time.
(h) Neither the Company nor any of the Company Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group other than the group for which the Company is the common parent and neither the Company nor any of the Company Subsidiaries has any material liability for Taxes of any other Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, other than a Person that is a member of any affiliated, combined, consolidated or unitary Tax group for which the Company is the common parent.
(i) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of the Company Subsidiaries.

(j) All material Taxes which the Company and each of the Company Subsidiaries is required by law to withhold or collect, including any amounts required to be withheld for Taxes of Employees, have been duly and timely withheld or collected and, to the extent required, have been paid over to the proper Governmental Authority, other than any Taxes properly reserved for on the June 2011 Balance Sheet.
(k) Neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation or other agreements pursuant to which it will have an obligation to make any payments after the Closing Date.
(l) Neither the Company nor any of the Company Subsidiaries has engaged in any transaction that gives rise to (i) a registration obligation with respect to any person under Section 6111 of the Code; (ii) a list maintenance obligation with respect to any person under Section 6112 of the Code; (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code; or (iv) or engaged in any transaction that did not have “economic substance” within the meaning of Section 7701(o) of the Code.
(m) Neither the Company nor any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code within the last two (2) years.
(n) Neither the Company nor any of the Company Subsidiaries has received written notice from any taxing authority that the Company or any of the Company Subsidiaries is subject to any material Tax in a jurisdiction other than a Tax jurisdiction where a Tax Return is currently filed.
SECTION 4.15 Environmental Matters.
(a) Except for those matters that, individually or in the aggregate would not have a Material Adverse Effect, (i) each of the Company and each Company Subsidiary is, and has been, in compliance with all applicable Environmental Laws, (ii) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any real property currently or, to the knowledge of the Company, owned, operated or leased by the Company or any Company Subsidiary, (iii) other than as provided for in insurance and reinsurance contracts issued in the ordinary course of the Company’s business, neither the Company nor any Company Subsidiary has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws and (iv) to the knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any Company Subsidiary including at any property currently or formerly owned, operated or leased by the Company or any Company Subsidiary that could reasonably be expected to result in the Company and/or any Company Subsidiary incurring liabilities under Environmental Laws.

(b) For purposes of this Agreement:
(i) “Environmental Laws” means all Laws relating to the environment, preservation or reclamation of natural resources, the presence, management or release of, or exposure to, Hazardous Materials, or to human health and safety.
(ii) “Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.
SECTION 4.16 No Rights Plan. The Company does not have in place any shareholders’ rights plan.
SECTION 4.17 Material Contracts.
(a) Section 4.17(a) of the Disclosure Schedule lists the following types of contracts and agreements to which the Company or any Company Subsidiary is a party as of the date hereof (such contracts and agreements as are required to be set forth in Section 4.17(a) of the Disclosure Schedule being the “Material Contracts”): (i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and the Company Subsidiaries; (ii) all contracts and agreements that contain obligations in excess of $50,000 or are otherwise material to the current business, assets, liabilities, financial condition or results of operations of the Company or any Company Subsidiary; (iii) all contracts and agreements evidencing indebtedness for borrowed money in excess of $50,000; (iv) all joint venture, partnership, strategic alliance and business acquisition or divestiture agreements; (v) all contracts and agreements relating to issuances of securities of the Company or any Company Subsidiary; (vi) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party and that are material to the business and operations of the Company and the Company Subsidiaries, taken as a whole; (vii) all contracts and agreements that limit, or purport to limit the ability of the Company or any of its affiliates (including Parent or any of its affiliates following the merger) to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to acquire the securities of any other person; (viii) all contracts and agreements that obligate the Company or any Company Subsidiary or will obligate Parent or any of its subsidiaries following the Merger, in each case, to extend most-favored nation pricing to any person, (ix) all contracts and agreements that impose exclusivity obligations on the Company or any Company Subsidiary or that will impose exclusivity obligations on Parent or any of its subsidiaries following the Merger, in each case, with respect to customers or suppliers, (x) all contracts and agreements that impose obligations on the Company or any Company Subsidiary or will impose obligations on Parent or any of its subsidiaries following the Merger, in each case, with respect to non-solicitation provisions with respect to customers or suppliers; (xi) all contracts and agreements that relate to or contain provisions or covenants that obligate or upon the occurrence of a condition precedent will obligate the Company or any Company Subsidiary to guarantee indebtedness for borrowed money; (xii) all contracts and agreements that are a guaranty or contain provisions or covenants relating to indemnification or holding harmless by the Company or any Company Subsidiary; (xiii) all contracts and agreements that are employment (other than an employment “at will”), severance, retention, incentive or similar contracts applicable to any employee of the Company or any of the Company Subsidiaries, including contracts to employ executive officers and other contracts with officers or directors of the Company or any of the Company Subsidiaries, other than agent contracts with insurance agents; and (xiv) all other contracts and agreements (other than (A) insurance policies issued by any Company Subsidiary in the ordinary course of business, (B) reinsurance contracts (whether assumed or ceded) entered into by a Company Subsidiary in the ordinary course of business and (C) contracts between the Company or any Company Subsidiary, on one hand, and any agent, broker or producer, on the other hand, entered into in the ordinary course of business) the absence of such contract or agreement would constitute a Material Adverse Effect. With respect to each Material Contract, a complete and accurate copy of such contract has previously been made available to Parent.

(b) Except as would not constitute a Material Adverse Effect, (i) each Material Contract is a valid and binding agreement, except to the extent it has previously expired in accordance with its terms, (ii) none of the Company or any Company Subsidiary has received any claim of default under or cancellation of any Material Contract and none of the Company or any Company Subsidiary is in breach or violation of, or default under, any Material Contract, (iii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract and (iv) neither the execution of this Agreement nor the consummation of the Merger shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Contract.
SECTION 4.18 Technology and Intellectual Property.
(a) Section 4.18(a)(i) of the Disclosure Schedule contains a complete and accurate list of all Owned Intellectual Property. Section 4.18(a)(ii) of the Disclosure Schedule contains a complete and accurate list of all Material Licenses. All Owned Intellectual Property listed in Section 4.18(a)(i) of the Disclosure Schedule is solely and exclusively owned by the Company and the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). All necessary issuance, registration, maintenance, renewal and other relevant filing fees in connection with any of the Owned Intellectual Property listed or required to be listed on Section 4.18(a)(i) of the Disclosure Schedule have been timely paid, and all necessary documents, certificates and other relevant filings in connection with any such Owned Intellectual Property have been timely filed, with the relevant governmental entities and Internet domain name registrars in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Owned Intellectual Property and all issuances, registrations and applications therefor are in full force and effect. The Company Intellectual Property constitutes all Intellectual Property used in or necessary for the conduct of the business of the Company or any of the Company Subsidiaries.
(b) To the knowledge of the Company, all of the Company Intellectual Property, and all of the rights of the Company and the Company Subsidiaries in and to the Company Intellectual Property, are valid, subsisting and enforceable.

(c) To the knowledge of the Company, no Company Intellectual Property is subject to any outstanding order, judgment or decree adversely affecting the Company’s or any of its Subsidiaries’ use thereof in the conduct of their respective businesses. Prior to the date hereof, there have been no written claims made or threatened in writing against the Company or any of the Company Subsidiaries asserting (i) the invalidity, misuse or unenforceability of any of the Company Intellectual Property, or (ii) that the operation of the business of the Company or any of the Company Subsidiaries infringes, violates, misappropriates or otherwise conflicts with any Intellectual Property or any other proprietary or privacy right of any third party. To the knowledge of the Company, none of the Company Intellectual Property, the development, manufacturing, licensing, marketing, importation, exportation, offer for sale, sale, use or other exploitation of any products or services in connection with the respective businesses of the Company and the Company Subsidiaries, or the respective business practices, methods or operations of the Company and the Company Subsidiaries, infringes, violates, misappropriates or otherwise conflicts with (or has infringed, violated, misappropriated or otherwise conflicted with) any Intellectual Property or other proprietary or privacy right of any person. To the knowledge of the Company, no person has infringed upon, misappropriated, diluted, violated or otherwise conflicted with or is currently infringing upon, misappropriating, diluting, violating or otherwise conflicting with any Company Intellectual Property owned by or exclusively licensed to the Company or any of the Company Subsidiaries. No written claims or unwritten claims have been made against any person by the Company or any of the Company Subsidiaries alleging that any person is infringing upon, misappropriating, diluting, violating or otherwise conflicting, or has infringed upon, misappropriated, diluted, violated or otherwise conflicted with, any Company Intellectual Property owned by or exclusively licensed to the Company or any of the Company Subsidiaries.
(d) To the knowledge of the Company, no material trade secret included in the Company Intellectual Property has been authorized to be disclosed or has been actually disclosed by the Company or any of the Company Subsidiaries to any third party other than pursuant to a written non-disclosure agreement restricting the disclosure and use thereof. No employee, consultant, independent contractor or any other third party has any right, title or interest, directly or indirectly, in any Owned Intellectual Property.
(e) Other than as set forth in Section 4.18(e)(i) of the Disclosure Schedule, none of the Company or any of the Company Subsidiaries is currently a party to or otherwise bound by any source code escrow agreement or any other agreement (or a party to or otherwise bound by any agreement obligating the Company or any of the Company Subsidiaries to enter into a source code escrow agreement or other agreement) requiring the deposit, delivery or disclosure of source code or related materials for any Software. Except as set forth in Section 4.18(e)(ii) of the Disclosure Schedule, (i) no Owned Intellectual Property that is Software contains or is used with any Open Source Software and (ii) the Company and the Company Subsidiaries are in compliance with all “open source” licenses (such as the GNU Public License or Mozilla Public License) governing Open Source Software that is used in the conduct of the businesses of the Company and the Company Subsidiaries.

(f) Except with respect to commercially available “off the shelf” Software licensed to the Company or any of the Company Subsidiaries on standard “shrink wrap” terms for less than a one-time license fee of $25,000 or $50,000 in the aggregate or as otherwise set forth in Section 4.18(f) of the Disclosure Schedule, none of the Company or any of the Company Subsidiaries is required, obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise, or to provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other person, with respect to the use of such Intellectual Property or in connection with the conduct of the respective businesses of the Company and each of the Company Subsidiaries as currently conducted.
(g) All of the material computer systems that are used in the businesses of the Company or the Company Subsidiaries as currently conducted, including hardware, software, databases, firmware, telecommunications and related cabling, wiring and peripherals (collectively, the “Information Technology Systems”) are in good working order and have capacity and functions that are adequate for the conduct of the businesses of the Company and the Company Subsidiaries, as conducted as of the date hereof and anticipated to be conducted in the future. To the knowledge of the Company, for the three (3) years preceding the Closing Date, (i) no part of the Information Technology Systems is or has been infected by any virus or other extraneously induced malfunction that has caused a material loss of performance of the Information Technology Systems or the loss of any material data stored on the Information Technology Systems, (ii) no part of the Information Technology Systems has experienced any substantial and unscheduled outage or malfunction, (iii) there has been no breach, security incident or unauthorized access to or disclosure, use or loss of any Personal Data, whether on or through the Information Technology Systems or, to the knowledge of the Company, any third party service provider working on behalf of the Company or any of the Company Subsidiaries, that has required notification to any person or Governmental Authority pursuant to any applicable breach notification laws or Privacy Laws, or taking any other action as required by any Privacy Law. The Company and the Company Subsidiaries are in compliance with their own privacy and security policies and any Privacy Laws. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is prohibited by any Privacy Law or their own privacy or security policies from providing Parent with, or transferring to Parent, all or any portion of the Personal Data collected, processed, stored, acquired and used in the conduct of the businesses of the Company or any of the Company Subsidiaries on or after the date hereof, in connection with the transactions and provision of services contemplated hereby. The Company and the Company Subsidiaries have implemented and followed reasonable security programs and policies containing technical and organizational measures to protect and safeguard Personal Data, including ongoing review and updating of all such plans and policies.
(h) The Company has implemented a reasonable and industry standard plan, in the event of a failure of the Information Technology Systems (whether due to natural disaster, power failure or otherwise), intended to reasonably minimize any disruption to the operations of the Company or any of the Company Subsidiaries in the event of such a failure.
(i) The Company and the Company Subsidiaries have taken reasonable measures to protect and preserve the confidentiality and value of trade secrets or other material confidential information and proprietary know-how, ideas and information used, held for use or necessary for any business of the Company and the Company Subsidiaries (“Company Confidential Information”). To the knowledge of the Company, the Company and the Company Subsidiaries have required all of their employees and contractors to comply with, and no current or former employee or contractor of any of the Company or the Company Subsidiaries has breached or violated, any Company or Company Subsidiary policy or agreements with respect to any Company Confidential Information.

SECTION 4.19 Insurance. Copies of all material insurance policies maintained by the Company and the Company Subsidiaries as the insured and all policies covering directors and officers of the Company as of the date hereof have been provided to Parent or Merger Sub. Except as would not have a Material Adverse Effect, (a) all such policies are in full force and effect and (b) neither the Company nor any of the Company Subsidiaries is in breach or default, and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification under any policy. Except as set forth in Section 4.19 of the Disclosure Schedule, the consummation of the Merger will not cause the revocation, cancellation or termination of any insurance policy of the Company or the Company Subsidiaries.
SECTION 4.20 Insurance and Reinsurance Matters.
(a) The Company conducts all of its insurance operations that are required to be conducted through a licensed insurance company or insurance intermediary through the Company Subsidiaries set forth in Section 4.20(a)(i) of the Disclosure Schedule (collectively, the “Company Insurance Subsidiaries”). Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or eligible and (iii) duly authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements, except in the case of clauses (i), (ii) and (iii) as would not have a Material Adverse Effect. Section 4.20(a)(ii) of the Disclosure Schedule lists for each Company Insurance Subsidiary (A) the name of such Company Insurance Subsidiary, (B) the state or jurisdiction of its incorporation or organization, (C) each jurisdiction in which it is licensed or authorized to carry on an insurance business, (D) the types of insurance and other products it is licensed to write in each jurisdiction in which it is licensed or authorized to carry on an insurance business, and (E) the record owner of its shares, other equity interests and any other securities convertible into equity interests. None of the Company Insurance Subsidiaries are “commercially domiciled” under the laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of incorporation or organization. Except as set forth in Section 4.20(a)(iii) of the Company Disclosure Schedule, each of the Company Subsidiaries that acts as an insurance broker, agent, managing general agent, producer or intermediary (“Company Insurance Intermediary”) is duly licensed in each jurisdiction in which it is required to be so licensed, except where the failure to be so licensed would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries. No Company Insurance Subsidiary is commercially domiciled in any jurisdiction. The Company Insurance Intermediaries are set forth in Section 4.20(a)(ii) of the Disclosure Schedule.

(b) To the knowledge of the Company, as of the date hereof, all ceded reinsurance treaties or agreements, including retrocessional agreements, to which any Company Subsidiary (or, to the knowledge of the Company, any Pool Member, to the extent such treaty or agreement reinsures risks of an Insurance Pool) is a party or under which any Company Subsidiary (or, to the knowledge of the Company, any Pool Member, to the extent such treaty or agreement reinsures risks of an Insurance Pool) has any existing rights, obligations or liabilities (the “Company Reinsurance Agreements”) since January 1, 2008 are listed on Schedule 4.20(b) of the Disclosure Schedule. The Company has made available to Parent correct and complete copies of all of the Company Reinsurance Agreements entered into with an inception date of January 1, 2008 up to and including the date hereof, all such Company Reinsurance Agreements are in full force and effect in accordance with their terms, and the consummation of the Merger will not result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any unilateral right to commutation, result in a mandatory commutation or result in the loss of any benefit) under, any of the terms, conditions, or provisions of any Company Reinsurance Agreements. The Company has reasonably concluded that all reinsurance recoverable amounts reflected in the Company Financial Statements or Company SAP Statements, with respect to the Company Reinsurance Agreements, are collectible. Neither the Company nor any Company Subsidiary is in default as to any material provision thereof, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries. Since January 1, 2010, neither the Company nor any Company Subsidiary thereof has received any written notice to the effect that (i) the financial condition of any reinsurer party to any Company Reinsurance Agreement is materially impaired with the result that a default thereunder may reasonably be anticipated, (ii) there is a dispute with respect to any amounts recoverable by any Company Subsidiary pursuant to any Company Reinsurance Agreement or (iii) a reinsurer intends to cancel or commute any Company Reinsurance Agreement. Section 4.20(b)(x) of the Disclosure Schedule sets forth a list of each dispute or series of related disputes pending, or to the knowledge of the Company, threatened between the Company, any of the Company Subsidiaries (or, to the knowledge of the Company, any Pool Member, to the extent such dispute relates to risks of an Insurance Pool), on the one hand, and any reinsurer, on the other hand. Other than as set forth in Section 4.20(b)(x)(i) of the Disclosure Schedule, none of the Company Insurance Subsidiaries is a party to any reinsurance pools or fronting arrangements under which any obligations remain outstanding.
(c) With respect to any Company Reinsurance Agreement for which any Company Insurance Subsidiary has taken credit for reinsurance ceded on its Company SAP Statement, (i) there have been no separate written or oral agreements between any of the Company or Company Subsidiaries (or, to the knowledge of the Company, any Pool Member) and the assuming reinsurer, not referenced in such Company Reinsurance Agreement, that would, under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Company Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Company Reinsurance Agreement, (ii) for each such Company Reinsurance Agreement entered into, renewed or amended on or after January 1, 2010, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by Statement of Statutory Accounting Principles (“SSAP”) No. 62, is available for review by the domiciliary state insurance departments for each of the Company Insurance Subsidiaries, (iii) from and after January 1, 2008, each of the Company Insurance Subsidiaries complies and has complied in all material respects with all of the requirements set forth in SSAP No. 62 and (iv),) each of the Company Insurance Subsidiaries has and has had from and after January 1, 2008 appropriate controls in place to monitor the use of reinsurance and adhere to the provisions of SSAP No. 62. None of the Company Insurance Subsidiaries, nor to the knowledge of the Company, any counterparty to an insurance contract or Company Reinsurance Agreement with any Company Insurance Subsidiary, has accounted at any time for risks ceded or assumed as reinsurance under SAP and as a deposit under GAAP, or as reinsurance under GAAP and as a deposit under SAP.

(d) Section 4.20(d) of the Disclosure Schedule lists each actuary, independent or otherwise, that has reviewed, on behalf of the Company or any Company Subsidiary, the reserves for losses and loss adjustment expenses of the Company or such Company Subsidiary and/or its premium rates for liability insurance in each of the years commencing after December 31, 2007 (collectively the “Company Actuaries” and separately a “Company Actuary”). Section 4.20(d) of the Disclosure Schedule lists each and every actuarial report, and all attachments, supplements, addenda and modifications thereto prepared for or on behalf of the Company or any Company Subsidiary by the Company Actuaries, or delivered by the Company Actuaries to the Company or any Company Subsidiary, since January 1, 2008, in which a Company Actuary has (i) either expressed an opinion on the adequacy of the Company GAAP Reserves or the Company SAP Reserves, or (ii) expressed an opinion as to the adequacy of such premiums or made a recommendation as to the premiums that should be charged by a Company Insurance Subsidiary (collectively, the “Company Actuarial Analyses”). The Company has made available to Parent a true and complete copy of each of the Company Actuarial Analyses since December 31, 2007. The information and data furnished by the Company and the Company Insurance Subsidiaries and their affiliates in connection with the preparation of the Company Actuarial Analyses, as well as the actuarial information provided to Parent, was complete and accurate in all material respects.
(e) Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, as of the date hereof, no claim or assessment is pending or, to the knowledge of the Company, threatened in writing against any Company Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers, except for any such claims or assessments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(f) Since January 1, 2008, to the knowledge of the Company, (i) , each insurance agent, third-party administrator, marketer, underwriter, wholesaler, broker, producer, reinsurance intermediary and distributor that wrote, sold, produced or managed insurance business for one or more of the Company Insurance Subsidiaries and/or any Insurance Pool (collectively, “Company Producers”), at the time such Company Producer wrote, sold, or produced such business, was duly licensed and appointed as required by applicable Law(for the type of business written, sold, produced or managed), in the particular jurisdiction in which such Company Producer wrote, sold or produced business and (ii) each of the agency agreements and appointments between the Company Producers, including as subagents under the Company’s affiliated insurance agency, and the Company and any of the Company Subsidiaries, is valid and binding and in full force and effect in accordance with its terms, except as would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no Company Producer has been since January 1, 2008, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the writing, sale, production or administration of insurance or other business for the Company, any of the Company Subsidiaries or any Insurance Pool, except for such failures to be licensed or such violations which have been cured, which have been resolved or settled through agreements with the applicable Governmental Authority, or which are barred by an applicable statute of limitations. None of the Company Insurance Subsidiaries has received written notice of any material disputes with any current or former Company Producer concerning commissions except for such disputes that have been settled or otherwise resolved. Except as set forth in Section 4.20(f) of the Disclosure Schedule, to the knowledge of the Company, as of the date hereof, no Company Producer individually accounting directly or indirectly for 10% or more of the total gross premiums of all of the Company Subsidiaries for the year ended December 31, 2010, has notified the Company or any Company Subsidiary that such Company Producer will be unable in any material respect or unwilling to continue its relationship as a Company Producer with the Company or any of the Company Subsidiaries or any Insurance Pool within twelve months after the date hereof.

(g) To the knowledge of the Company, Section 4.20(g) of the Disclosure Schedule sets forth, with respect to each Insurance Pool, a list complete and accurate in all material respects, of the participations of each Pool Member for each year of such Insurance Pool’s existence (beginning with the year of such pool’s creation), which list reflects all adjustments to pool participations, including as a result of intra-pool transfers, withdrawals and liquidations. Neither the Company nor any Company Subsidiary is in material default as to any material provision of any Pool Agreement. Since January 1, 2008, neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) the financial condition of any Pool Member is materially impaired with the result that a default thereunder may reasonably be anticipated or (ii) there is a material dispute with respect to any material amounts recoverable by any Company Subsidiary pursuant to any Pool Agreement.
(h) Since January 1, 2008, the Company and the Company Insurance Subsidiaries (a) have filed or submitted with all applicable Insurance Regulators, all registration statements, notices and reports, together with all exhibits and amendments thereto required under the Insurance Laws applicable to insurance holding companies (the “Company Holding Company Act Reports”), (b) have timely filed all Company SAP Statements and (c) have filed all other reports and statements, together with all amendments and supplements thereto, required to be filed with any Insurance Regulator under the Insurance Laws. Section 4.20(h) of the Disclosure Schedule sets forth a list of, and Company has made available to Parent, accurate and complete copies of, all Company Holding Company Act Reports, all other reports and statements filed by the Company or any of the Company Subsidiaries with any Insurance Regulator and all reports of examination (including financial, market conduct and similar examinations) of any the Company Insurance Subsidiary issued by an Insurance Regulator for periods ending and events occurring, on or after January 1, 2008 and prior to the date of this Agreement. All such Company Holding Company Act Reports and other reports and statements were prepared in good faith and complied in all material respects with the Insurance Laws when filed. No deficiencies have been asserted by any Governmental Authority with respect to such Company Holding Company Act Reports and other reports and statements.

(i) Section 4.20(i) of the Disclosure Schedule lists all financial examinations that any Governmental Authority has conducted with respect to the Company or any Company Subsidiary since January 1, 2006. The Company has made available to Parent correct and complete copies of all such financial examinations and all material correspondence and other information provided by the Company or any Company Subsidiary to a Governmental Authority in connection with such financial examinations. There are no regulatory or other financial examinations of the Company or of any Company Subsidiary currently in process.
(j) All policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, endorsements, supplements, riders and ancillary agreements in connection therewith) issued by any Company Insurance Subsidiary, and any and all marketing materials, agent agreements, broker agreements, service contracts, and managing general agent agreements to which the Company or any Company Subsidiary is a party, are, to the extent required under applicable Law, on forms approved by the Insurance Regulators or have been filed with and not objected to by such Insurance Regulators within the period provided for objection, and all of such forms comply with the Insurance Laws in all material respects. As to premium rates established by any Company Insurance Subsidiary, which are required to be filed with or approved by any Insurance Regulators, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Insurance Laws. No Company Insurance Subsidiary has issued any participating policies or any retrospectively rated policies of insurance.
(k) The Company Financial Statements reflect all securities, mortgages and other investments (collectively, the “Company Investments”) owned by the Company and the Company Subsidiaries as of December 31, 2010 and June 30, 2011. All transactions in the Company Investments by the Company from June 30, 2011, to the date hereof have complied in all material respects with the investment policy of the Company. A complete list of all the Company Investments owned, directly or indirectly, by the Company as of June 30, 2011, that are in arrears or default in payment of principal or interest or dividends or have been or should have been, classified as non-performing, non-accrual, ninety (90) days past due, as still accruing and doubtful of collection, as in foreclosure or any comparable classification, or are permanently impaired, in bankruptcy, or which are included on any “watch list” are set forth in Section 4.20(k) of the Disclosure Schedule, and there have been no changes since such date that would, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in the Company Financial Statements, there are no Liens on any of the Company Investments, other than any special deposits reflected in the Company Financial Statements.
(l) As of the date hereof, Penn Millers Insurance Company has been assigned an ‘A-’ insurer financial strength rating with a stable outlook by A.M. Best Company, Inc. As of the date hereof, American Millers Insurance Company has been assigned a ‘B++’ insurer financial strength rating with a stable outlook by A.M. Best Company, Inc. To the knowledge of the Company, as of the date hereof, A.M. Best Company, Inc. has not indicated that it intends to lower any such rating or put any Company Insurance Subsidiary under review.

SECTION 4.21 Board Approval; Vote Required.
(a) The Company Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way prior to the date hereof, has duly (i) determined that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and declared its advisability, and (iii) resolved to recommend that the shareholders of the Company adopt this Agreement and directed that this Agreement be submitted to a vote of the Company’s shareholders entitled to vote thereon at the Shareholders’ Meeting (collectively, the “Company Recommendation”).
(b) The affirmative vote of a majority of the votes cast by all shareholders of the Company entitled to vote on the Agreement is required to approve and adopt this Agreement (“Shareholder Approval”). No other vote of the shareholders of the Company is required by applicable Law, the Company’s Constituent Documents or otherwise in order for the Company to consummate the Merger.
SECTION 4.22 Opinion of Financial Advisor. The Company Board has received an opinion of Willis Securities, Inc. (“Willis”) to the effect that, as of the date of such opinion and subject to the qualifications and limitations set forth therein, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent, solely for informational purposes, following receipt thereof by the Company.
SECTION 4.23 Information Supplied. The Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to such portions of the Proxy Statement that relate expressly to Parent, Merger Sub or any of their affiliates or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
SECTION 4.24 No Investment Company. Neither the Company nor any Company Subsidiary is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
SECTION 4.25 Brokers. No broker, finder or investment banker (other than Willis) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Willis pursuant to which such firm would be entitled to any payment relating to the Merger.
SECTION 4.26 No Dissenters Rights. None of Company’s shareholders will be entitled to exercise appraisal or dissenters’ rights under the PBCL or other applicable Law in connection with the transactions contemplated hereunder.

SECTION 4.27 Antitakeover Provisions. The Company has taken, or will take prior to or at the Closing, all actions that can be taken by it in order to exempt Parent and Merger Sub, this Agreement and the Merger from any provisions of an antitakeover nature contained in the Constituent Documents of the Company or under applicable Law, including any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation, including the provisions of the Pennsylvania Takeover Disclosure Law (70 P.S. §71 et seq.), to the extent applicable to any of the transactions contemplated hereunder.
SECTION 4.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, including any modification or qualification thereto included in the Disclosure Schedule, none of the Company, the Company Subsidiaries or any other person on behalf of the Company or the Company Subsidiaries makes any other express or implied representation or warranty with respect to the Company, any of the Company Subsidiaries or any information provided to Parent or Merger Sub with respect to the Company or any of the Company Subsidiaries.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
SECTION 5.01 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.
SECTION 5.02 Ownership and Operations of Merger Sub. Parent owns of record, and as of the Effective Time will own, all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.
SECTION 5.03 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the PBCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

SECTION 5.04 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the Merger by Parent and Merger Sub will not, (i) conflict with or violate the Articles or Certificate of Incorporation or By-laws or other organizational documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 5.04(b) have been obtained and that all filings and other actions described in Section 5.04(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or subject, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.
(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the PBCL, (iv) the consents, approvals, authorizations, Permits, filings and notifications listed in Section 5.04(b) of the Disclosure Schedule and (v) where the failure to obtain such consents, approvals, authorizations or Permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.
(c) Parent has no reason to believe that any facts or conditions related to it, Merger Sub or any of its other affiliates, including its identity, business, investments, investors, regulatory status or planned approach to financing the transactions contemplated hereby or operating the business of the Company and the Company Subsidiaries after the Effective Time, are reasonably likely to impede its ability promptly to obtain any governmental approvals required to be obtained by Parent or Merger Sub in connection with the consummation of the transactions contemplated by this Agreement.
SECTION 5.05 Legal Proceedings. Except insofar as do not, and as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement, there is no pending or, to the knowledge of Parent, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, Parent or any of its subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the knowledge of Parent, threatened to be imposed) upon Parent or any of its subsidiaries or the assets of Parent or any of its subsidiaries, by or before any Governmental Authority.

SECTION 5.06 Financing. Parent has and, at the Effective Time, will have sufficient funds to permit Merger Sub to consummate the Merger, to pay the aggregate Merger Consideration and the other amounts required to be paid by Parent and Merger Sub under this Agreement, and to perform the other obligations of Parent and Merger Sub hereunder.
SECTION 5.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.
SECTION 5.08 Information Supplied. The information supplied by or on behalf of Parent, Merger Sub or any of their affiliates for inclusion or incorporation by reference in the Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
SECTION 5.09 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Parent nor Merger Sub nor any other person on its behalf makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any information provided to the Company or any Company Subsidiaries with respect to Parent or Merger Sub.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 6.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Closing Date, except (x) to the extent required or prohibited by applicable Law, (y) to the extent Parent otherwise agrees in writing, or (z) as set forth in Section 6.01 of the Disclosure Schedule (with specific reference to the applicable subsection below), (a) the businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, (b) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and to keep available the services of the current officers and employees of the Company and the Company Subsidiaries and (c) the Company shall take all steps, and do all things, necessary to preserve the protections of the Company Reinsurance Agreements by, among other things, promptly notifying, billing and collecting reinsurance claims and processing all due premium transactions, including premium adjustments, timely filing claims against insolvent estates, if necessary, obtaining and maintaining in force all required collateral or other security as required under the Insurance Laws and/or the terms of the Company Reinsurance Agreements, and otherwise complying with all terms of the Company

Reinsurance Agreements. The Company agrees that, between the date of this Agreement and the Closing Date, except (w) to the extent required or prohibited by applicable Law, (x) as otherwise specifically contemplated by this Agreement, (y) to the extent Parent otherwise agrees in writing, or (z) as set forth in Section 6.01 of the Disclosure Schedule (with specific reference to the applicable subsection below), neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Closing Date, directly or indirectly, do any of the following:
(i) amend its Constituent Documents;
(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary (excluding allocations, sales or other dispositions of Company Common Stock by the administrator or Trustee under and pursuant to the terms of the ESOP), provided, however that the Company may issue Company Common Stock upon the exercise of options granted under the Company Stock Plan that are outstanding as of the date hereof and in accordance with the terms thereof;
(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Company Subsidiary to the Company or any other Company Subsidiary; reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock; or purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;
(iv) (i) incur or assume any indebtedness for borrowed money in excess of $25,000, (ii) guarantee any indebtedness (or enter into a “keep well” or similar agreement) in excess of $25,000 or (iii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;
(v) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person other than a Company Subsidiary or other than investments in the ordinary course of business consistent with past practice and consistent with the Company’s investment guidelines;
(vi) make any capital expenditure or expenditures which (i) involves the purchase of real property or (ii) is in excess of $50,000 in the aggregate;
(vii) sell, dispose of or otherwise transfer (by merger or otherwise), lease out or license out, or pledge, mortgage or otherwise encumber, any of its properties or assets (including securities of Company Subsidiaries, which shall not be subject to the exceptions set forth in clauses (i) and (ii) below), other than (i) disposal of investments in accordance with the Company’s investment guidelines as the same may be amended from time to time, (ii) dispositions of assets with a fair market value of less than $100,000 in the aggregate, or (iii) pursuant to Material Contracts in effect on the date hereof and listed on Section 4.17(a) of the Disclosure Schedule, correct and complete copies of which have been made available to Parent;

(viii) directly or indirectly acquire (by merger, consolidation, acquisition of equity interests or assets or any other business combination) any corporation, partnership, limited liability company, joint venture, other business organization (or division thereof) or any property;
(ix) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(x) (i) waive or release any right or claim or settle or compromise any claim, audit, arbitration, suit, investigation, complaint or other proceeding in excess of the amount of the corresponding reserve established on the consolidated balance sheet of the Company as reflected in the most recent applicable Required Company SEC Document plus any applicable third party insurance proceeds, except (A) as required by the express terms of any contract in effect prior to the execution and delivery of this Agreement, (B) for any settlements or compromises of insurance claims or litigation or arbitration arising in the ordinary course of business or (C) for any settlements or compromises involving total aggregate payments not in excess of the amount set forth in Section 6.01 of the Disclosure Schedule, it being understood that this subsection (C) shall be in addition to and not in limitation of subsections (A) and (B) above, or (ii) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business after the Effective Time;
(xi) alter or amend in any material respect any existing underwriting, claim handling, agency management, loss control, investment, actuarial, pricing, reserving, reinsurance, financial reporting or Tax or other accounting practices, guidelines or policies (including compliance policies and those practices, guidelines and policies used in the preparation of its financial statements and the establishment of reserves) or any material assumption underlying an actuarial practice or policy, except as may be required by a change in GAAP, SAP or applicable Law after the date hereof;
(xii) other than in accordance with its current investment guidelines or as otherwise required by the terms of this Agreement, restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which such portfolio is classified or reported;
(xiii) (A) increase or agree to increase the compensation payable or to become payable or the benefits provided to, grant any retention, severance or termination pay to or enter into any employment bonus, change in control or severance agreement with, its current or former directors, officers or employees (except (x) increases in the ordinary course of business consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees of the Company or any Company Subsidiary who are not directors or executive officers of the Company, (y) with respect to the initial compensation and benefits of individuals who are first employed by the Company or any Company Subsidiary after the date hereof and (z) for bonuses and retention, severance and termination payments in an aggregate amount not to exceed $100,000), or (B) establish, adopt, enter into, terminate or amend any collective bargaining agreement or any new employee benefit plan, (C) amend or terminate any existing Plan, (D) grant any equity based or incentive compensation awards; (E) enter into or amend any employment, severance, retention, incentive or similar agreement or other employment arrangements with any current or former director, officer or employee of the Company or any Company Subsidiary; or (F) hire or terminate the employment, or modify the contractual relationship of, any officer, employee or independent contractor of the Company or any Company Subsidiary, other than hirings or terminations of employees other than officers in the ordinary course of business consistent with past practice;

(xiv) take any action, other than in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures, except as required by changes in GAAP or relevant SAP, in either case as agreed to by The Company’s independent auditors;
(xv) make or change any material Tax election, Tax return or method of Tax accounting, settle or compromise any material Tax liability, consent to any material claim or assessment relating to Taxes, or waive any statute of limitations in respect of a material amount of Taxes or agree to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax returns obtained in the ordinary course of business consistent with past practice);
(xvi) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any material rights of the Company or any Company Subsidiary thereunder, in each case other than in the ordinary course of business consistent with past practice or other than as would not constitute a Material Adverse Effect; or enter into any new agreement which would have been considered a Material Contract if it were entered into at or prior to the date hereof;
(xvii) forfeit, abandon, modify, waive, terminate or otherwise change any of its Permits, except as may be required in order to comply with applicable Law;
(xviii) take any action that is not expressly permitted by or provided for in this Agreement that would reasonably be expected to result in a reduction of the insurer financial strength ratings of any Company Insurance Subsidiary;
(xix) offer or sell insurance or reinsurance of any line or class of business in any jurisdiction other than such lines and classes of insurance and reinsurance that it offers and sells on the date of this Agreement;
(xx) knowingly violate or knowingly fail to perform any obligation or duty imposed upon the Company or any of the Company Subsidiaries by any applicable Law that is material to the business or operations of the Company or any Company Subsidiary;
(xxi) take any action that would reasonably be expected to, or omit to take any action where such omission would reasonably be expected to, prevent, materially delay or impede the consummation of the Merger;

(xxii) take any action adverse to the interests of Parent with respect to the Company Reinsurance Agreements, including but not limited to, novating, commuting, destroying (whether or not in compliance with the Company’s records retention policy) or taking any other actions that are, or are deemed to be, adverse to the interests of Parent under the Company Reinsurance Agreements;
(xxiii) take any actions or omit to take any actions that would cause any of its representations and warranties herein to become untrue or that would, individually or in the aggregate, have a Material Adverse Effect; and
(xxiv) enter into any legally binding agreement or otherwise make a commitment to do any of the foregoing.
SECTION 6.02 Conduct of Business by Merger Sub. Subject to Section 7.07, Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not conduct any business or enter into any agreements of any nature, or amend its Constituent Documents.
ARTICLE VII
ADDITIONAL AGREEMENTS
SECTION 7.01 Shareholders’ Meeting.
(a) Subject to Section 7.04, the Company, acting through the Company Board, shall, in accordance with applicable law and the Company’s Articles of Incorporation and the Company’s By-laws, duly call, give notice of, convene and hold an annual or special meeting of its shareholders as promptly as practicable following the execution of this Agreement for the purpose of considering and taking action on this Agreement and the Merger (the “Shareholders’ Meeting”). At the Shareholders’ Meeting, Parent and Merger Sub shall cause all shares of Company Common Stock then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Merger. The Company shall not submit any other proposal to such holders in connection with the Shareholders’ Meeting without the prior written consent of Parent. The Company (in consultation with Parent) shall set a single record date for persons entitled to notice of, and to vote at, the Shareholders’ Meeting and shall not change such record date (whether in connection with the Shareholders’ Meeting or any adjournment or postponement thereof) without the prior written consent of Parent. The Company shall ensure that all proxies solicited in connection with the Shareholders’ Meeting are solicited in compliance with all applicable Law.
(b) Subject to Section 7.04, the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement. With respect to the ESOP, the Trustee shall solicit participants in and beneficiaries of the ESOP to direct the Trustee as to the voting of shares held in their respective accounts under the ESOP in accordance with the terms of the ESOP documents and applicable Law and the Trustee shall recommend to the ESOP participants in the Proxy Statement that such participants and beneficiaries direct the Trustee with respect to the shares allocated to their respective accounts under the ESOP to vote, and the Trustee shall vote the unallocated shares held under the ESOP, in favor of the adoption of this Agreement and the transactions contemplated herein.

SECTION 7.02 Proxy Statement and ESOP Voting Materials.
(a) As promptly as practicable following the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (such proxy statement together with, as the context dictates, any ancillary documents to be sent to such shareholders, each as amended or supplemented, being referred to herein as the “Proxy Statement”), and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of shares of Company Common Stock and shall give Parent and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Company Common Stock entitled to vote at the Shareholders’ Meeting at the earliest reasonably practicable time. If at any time prior to the Shareholders’ Meeting any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall prepare and file with the SEC such amendment or supplement as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the shareholders of the Company.
(b) Subject to Section 7.04, the Proxy Statement shall: (i) state that the Company Board has, through a unanimous vote, (A) determined that the Merger is fair to and in the best interests of the Company and its shareholders and (B) approved this Agreement and declared its advisability; (ii) include the Company Recommendation; and (iii) include the written opinion of Willis referred to in Section 4.22 herein, that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company (other than Parent and its affiliates).
(c) The Trustee shall provide Parent and the Company and their respective counsel a reasonable opportunity to review and provide comments on all written materials in addition to the Proxy Statement, if any, to be provided to ESOP participants and beneficiaries relating to pass-through voting regarding the adoption of this Agreement and the transactions contemplated herein.

SECTION 7.03 Access to Information; Confidentiality.
(a) From the date hereof until the Closing Date, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Company Subsidiaries to, afford the officers, employees, agents, advisors, legal counsel, accountants, consultants and other authorized representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) of the Company and each Company Subsidiary, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request; provided, however, that all such access will be coordinated through, and all such requests will be directed to, the Chief Executive Officer of the Company. The Company shall be entitled to have representatives present at all times during any such inspection, and no such inspection shall unreasonably disrupt or interfere with the operations of the Company or any Subsidiary of the Company.
(b) All information obtained by Parent or Merger Sub pursuant to this Section 7.03 shall be kept confidential in accordance with the letter agreement, dated June 23, 2011 (the “Confidentiality Agreement”), between ACE Group Holdings, Inc. and the Company.
SECTION 7.04 No Solicitation of Transactions.
(a) The Company shall immediately cease any discussions or negotiations with any person that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). From the date hereof, the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any director, officer or employee of the Company or any of the Company Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of the Company Subsidiaries to, directly or indirectly (and it shall instruct and cause each applicable Company Subsidiary, if any, to instruct each such director, officer, employee, investment banker, attorney, accountant or other advisor or representative of the Company or any of the Company Subsidiaries not to) (i) solicit, initiate or knowingly encourage, or knowingly take any other action or fail to take any action in a way designed to facilitate, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Takeover Proposal, (ii) furnish any non-public information regarding the Company or any of its subsidiaries to any person in connection with or in response to a Takeover Proposal or an inquiry or indication of interest that could reasonably be expected to lead to a Takeover Proposal, (iii) engage in discussions or negotiations with any person with respect to any Takeover Proposal, (iv) approve, endorse or recommend any Takeover Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction; provided, however, that if, following the receipt of a bona fide written unsolicited Takeover Proposal that the Company Board determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal and that did not result from a breach of this Section 7.04 or any other provision of this Agreement, the Company Board determines in good faith, after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties under applicable Law, the Company may, at any time prior to obtaining the Shareholder Approval, in response to such Takeover Proposal and subject to compliance with this Section 7.04, (A) request information from the party making such Takeover Proposal for the purpose of informing itself about the Takeover Proposal that has been made and the party that made it, (B) furnish non-public information with respect to the Company and the Company Subsidiaries to the party making such Takeover Proposal pursuant to a customary confidentiality agreement, provided, however, that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company, (2) such confidentiality agreement shall permit the Company to comply with its obligations hereunder, (3) such confidentiality agreement contains terms no less favorable to the Company than the terms of the Confidentiality Agreement and (4) the Company furnishes to Parent all such non-public information delivered to such person (to the extent not previously delivered or made available to Parent) substantially concurrently with its delivery to the requesting party, and (C) participate in discussions and negotiations with such party regarding such Takeover Proposal. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any representative of the Company or any of its subsidiaries, whether or not such representative is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to constitute a breach of this Section 7.04 by the Company.
(b) Except as expressly permitted in Section 7.04(c), neither the Company Board nor any committee thereof shall: (i) withdraw or modify the Company Recommendation in a manner adverse to Parent, or adopt or propose a resolution to withdraw or modify the Company Recommendation in a manner adverse to Parent or take any other action that is or becomes disclosed publicly to indicate that the Company Board or any committee thereof does not support the Merger and this Agreement or does not believe that the Merger and this Agreement are in the best interests of the Company’s shareholders; (ii) fail to reaffirm, without qualification, the Company Recommendation, or fail to state publicly, without qualification, that the Merger and this Agreement are in the best interests of the Company’s shareholders, within five Business Days after Parent requests in writing that such action be taken; (iii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to securities of the Company shall have been commenced, that the Company Board recommends rejection of such tender or exchange offer; (iv) fail to issue, within 10 Business Days after a Takeover Proposal is publicly announced, a press release announcing its opposition to such Takeover Proposal; (v) approve, endorse or recommend any Takeover Proposal; or (vi) resolve or propose to take any action described in clauses (i) through (v) of this sentence (each of the foregoing actions described in clauses (i) through (vi) of this sentence being referred to as “Adverse Recommendation Change”).
(c) Notwithstanding anything to the contrary contained in Section 7.04(b), at any time prior to receipt of Shareholder Approval, the Company Board may effect, or cause the Company to effect, as the case may be, an Adverse Recommendation Change if: (A) after the date of this Agreement, an unsolicited, bona fide, written offer to effect a transaction of the type referred to in the definition of the term Superior Proposal is made to the Company and is not withdrawn; (B) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of (or any action inconsistent with) this Agreement, the Confidentiality Agreement or any “standstill” or similar agreement under which the Company or any of its subsidiaries has any rights or obligations; (C) the Company provides Parent the terms and conditions of the offer that is the basis of the potential action by the

Company Board and the identity of the person making the offer; (D) the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such offer constitutes a Superior Proposal; (E) the Company Board does not effect, or cause the Company to effect, an Adverse Recommendation Change at any time within five Business Days after Parent receives written notice from the Company confirming that the Company Board has determined that such offer is a Superior Proposal; (F) during such five Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (G) at the end of such five Business Day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(F)” or otherwise); and (H) the Company Board determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Superior Proposal, failure to make an Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood that in the event of any material revision to the terms of a Superior Proposal or any change to the consideration offered under a Superior Proposal, the provisions of this Section 7.04(c) shall apply to such revised or changed offer as if it were a new offer hereunder).
(d) In addition to the obligations of the Company set forth in Sections 7.04(a) and 7.04(b), the Company shall promptly (and in any event within 24 hours of receipt thereof) advise Parent orally and in writing of any request for confidential information in connection with a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal (including any material amendment or modification of such terms and conditions) and the identity of the person making such request or Takeover Proposal. Commencing upon the provision of any notice referred to in the immediately preceding sentence, the Company (or its outside counsel) shall advise and confer with Parent (or its outside counsel) regarding any Takeover Proposal and the material terms of such Takeover Proposal and shall keep Parent advised as promptly as reasonably practicable of all other material developments which could reasonably be expected to result in the Company Board making an Adverse Recommendation Change or exercising any of its other rights under Section 7.04(a), 7.04(b) or 7.04(c).
(e) Nothing contained in this Section 7.04 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders pursuant to Rule 14d-9 or Rule 14e-2(b) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or otherwise; provided, however, that neither the Company nor the Company Board nor any committee thereof shall make an Adverse Recommendation Change, except in accordance with Section 7.04(b) or 7.04(c).
(f) For purposes of this Agreement:
(i) “Takeover Proposal” means any unsolicited bona fide written offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

(ii) “Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company or any of its Subsidiaries is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries, or (iii) in which the Company or any of its Subsidiaries issues or sells securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; or (b) any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries.
(iii) “Superior Proposal” means an unsolicited, bona fide written offer that did not result from a breach of any provision of this Section 7.04 made by a third party to acquire, directly or indirectly, by merger or otherwise, all of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company and its subsidiaries, which the Company Board determines in its reasonable good faith judgment, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal and after consultation with a financial advisor of nationally recognized reputation and outside legal counsel (A) provides a higher value to the shareholders of the Company than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)), (B) is not subject to any financing condition or contingency and (C) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.
(g) The Company agrees not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which the Company or any of its subsidiaries is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly, and in any event no later than five (5) Business Days after the date of this Agreement, request each person that has executed a confidentiality agreement within 12 months prior to the date of this Agreement, in connection with its consideration of a possible Acquisition Transaction or equity investments to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its subsidiaries.

SECTION 7.05 Directors’ and Officers’ Indemnification and Insurance.
(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify, defend and hold harmless, to the same extent such Indemnified Parties are indemnified as of the date of this Agreement by the Company or the applicable Company Subsidiary pursuant to their respective Constituent Documents, each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments, including any amounts that are paid in settlement with the approval of the Surviving Corporation (which approval shall not be unreasonably withheld or delayed) of or in connection with any Action based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries and pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby. The Surviving Corporation will provide to the Indemnified Parties all rights and privileges available to such parties in the Constituent Documents, including the advancement of expenses.
(b) Without limiting the foregoing, from and after the Effective Time, Parent shall cause the organizational documents of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers, indemnification and advancement of expenses than are set forth as of the date hereof in the Constituent Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties.
(c) Parent shall cause the individuals serving as officers and directors of the Company and any Company Subsidiary immediately prior to the Effective Time who are then covered by the directors’ and officers’ liability insurance policy currently maintained by the Company or any Company Subsidiary (a correct and complete copy of which has heretofore been delivered to Parent) to be covered for a period of six (6) years from the Effective Time by such policy (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous in any material respect than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend per year of coverage more than 250% of the amount currently expended by the Company and any Company Subsidiary per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto. If Parent is unable to maintain or obtain the insurance called for by this Section 7.05(c), Parent shall obtain as much comparable insurance as available for the Maximum Amount. The Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

(d) If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person then, and in each such case, as a condition to any such merger, consolidation, transfer or conveyance, proper provision will be made so that the successors and assigns of the Surviving Corporation assume all of the obligations set forth in this Section 7.05.
(e) This Section 7.05 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties, and will be binding on all successors and assigns of the Company, Parent and the Surviving Corporation. Each of the Indemnified Parties will be entitled to enforce the covenants contained in this Section 7.05.
SECTION 7.06 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any representation or warranty made by it in this Agreement being or becoming untrue or inaccurate or any failure of the Company or any of Company Subsidiary on one hand, or the Parent or Merger Sub on the other hand, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that the conditions set forth in Section 8.02(a) and (b) or Section 8.03(a) and (b), as applicable, would not be satisfied or any change, event or effect which would, individually or in the aggregate, have a Material Adverse Effect and (b) upon receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or from any person alleging that the consent of such person is or may be required in connection with this Agreement or the transactions contemplated hereby; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements or the conditions to the respective parties obligations under this Agreement. Between the date of this Agreement and the Closing Date, the Company will use commercially reasonable efforts to promptly correct and supplement the information set forth in the Disclosure Schedule in order to cause such Disclosure Schedule to remain correct and complete in all material respects; provided, however, that any such correction or supplement to the Disclosure Schedule will be disregarded for purposes of determining whether the condition to Closing set forth in Section 8.02(a) has been satisfied, or whether Parent has the right to terminate this Agreement pursuant to Section 9.01(f). The Company shall update the Disclosure Schedule to a date that is no earlier than ten (10) Business Days prior to the Closing Date and no later than seven (7) Business Days prior to the Closing Date and shall deliver such update to Parent not less than three (3) Business Days prior to the Closing Date; provided, further, that any failure to provide such prompt notice pursuant to this Section 7.06 shall not constitute a failure to comply with the conditions set forth in Sections 8.02(a) or (b).
SECTION 7.07 Further Action; Reasonable Best Efforts.
(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly (and in any event within twenty (20) days of the date hereof) its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Merger and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities (including the approval of the Pennsylvania Department of Insurance) and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger. Parent, on the one hand, and the Company, on the other hand, shall each have responsibility for one-half of the filing fees associated with Parent’s HSR Act filing. Parent shall have responsibility for the filing fees associated with its change of control applications, and Parent and the Company shall have responsibility for their other respective filing fees associated with any other required filings.

(b) In furtherance and not in limitation of Section 7.07(a): (i) as soon as practicable following the date of this Agreement (and in any event within twenty (20) days of the date hereof), Parent shall with the cooperation of the Company prepare and file with the relevant insurance regulators requests for approval of the transactions contemplated by this Agreement and shall use its reasonable best efforts to have such insurance regulators approve the transactions contemplated by this Agreement; (ii) the Company will have the right to review in advance, and Parent shall consult with the Company in advance, in each case subject to applicable Laws relating to the exchange of information, with respect to all the information relating to the Company or any Company Subsidiary that appears in any filing made with, or materials submitted to, any third party or any Governmental Authority by Parent or any of its affiliates relating to this Agreement or the Merger; (iii) Parent and its affiliates shall consult with the Company prior to participating in any substantive meeting, conference call, discussion or communication, whether or not through representatives, with any Governmental Authority with respect to any filing, submission, investigation or inquiry relating to this Agreement or the Merger, and shall provide the Company and its representatives the opportunity to attend and participate thereat; (iv) without limiting any of the rights set forth in this Section 7.07(b), Parent and its affiliates shall furnish in advance to the Company copies of all correspondence, filings, submissions and written communications between Parent, any of its affiliates or any of their respective representatives, on one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the Merger, and shall consult with the Company on and take into account any reasonable comments the Company may have to such correspondence, filing, submission or written communication prior to their being made; (v) Parent and its affiliates shall keep the Company apprised of the status of matters relating to completion of the transactions contemplated hereby, shall inform the Company of the substance of any material oral communications with any Governmental Authority for which it was impractical to have advance consultation or participation in accordance with clause (iii) above, and shall respond to inquiries and requests received from any Governmental Authority or third party, in each case with respect to this Agreement or the Merger, as promptly as practicable; and (vi) each party agrees not to extend any waiting period under the HSR Act or enter into any agreement, arrangement or understanding with any Governmental Authority not to consummate or delay the transactions contemplated hereby, except with the prior written consent of the other parties, which consent may not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Agreement, (i) neither Parent nor any of its affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent, the Company or any of their respective subsidiaries or affiliates, or that otherwise would, individually or in the aggregate, result in a material negative impact on the business, assets, liabilities, properties or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, and (ii) the Company shall not, without Parent’s prior written consent, take or agree to take any such action.

SECTION 7.08 Public Announcements. Until the Closing Date, Parent, Merger Sub and the Company agree that, other than as contemplated by Section 7.04, no public release or announcement concerning this Agreement shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably delayed or withheld), except as such release or announcement may be required by applicable Law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the execution of this Agreement. Any formal employee communication programs or announcements by the Company with respect to the Merger or the employment or benefit arrangements to be effective following the Effective Time shall be subject to prior review and approval by Parent, which shall not be unreasonably withheld, conditioned or delayed.
SECTION 7.09 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act of Company Common Stock or Company Restricted Stock pursuant to this Agreement in connection with the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.
SECTION 7.10 Takeover Statutes. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation, including the provisions of the Pennsylvania Takeover Disclosure Law (70 P.S. §71 et seq.), shall become applicable to the Merger, Parent and the Company and their respective Boards of Directors shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the Merger.
SECTION 7.11 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ Global Market and to terminate registration under the Exchange Act; provided, however, that such delisting and termination will not be effective until after the Effective Time.
SECTION 7.12 Employee and Benefit Plan Matters.
(a) Prior to the earlier to occur of (i) November 30, 2011 and (ii) five (5) Business Days prior to the Closing Date, the Company shall prepare in consultation with Parent, and shall deliver to Parent true, complete, and accurate final calculations made pursuant to Section 280G of the Code with respect to all parachute payments (including any excess parachute payments) to be made to any person in connection with the transactions contemplated by this Agreement (and all such information as Parent may reasonably request for determining the amount of any such parachute payments) using the principles and methodologies set forth in Treasury Regulation Section 1.280G-1 and other applicable guidance.

(b) Parent shall, or shall cause its affiliates to, recognize the service of each employee of the Company or any of the Company Subsidiaries (and their predecessors) prior to the Closing Date as service with Parent, the Surviving Corporation or any of their affiliates for purposes of any tax-qualified pension plan, 401(k) savings plan, severance plan, welfare benefit plan (including any plan or arrangement relating to vacation, paid time off or holidays), and any other compensation or employee benefits plan maintained by Parent, the Surviving Corporation or any of their affiliates in which such employee participates, or which are made available by Parent, the Surviving Corporation or any of their affiliates following the Closing Date for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals for defined benefit pension plans and excluding eligibility for retiree medical and other retiree welfare benefits)).
(c) Subject to any required third-party consent, Parent shall, or shall cause its affiliates to, (i) waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any employee welfare benefit plans maintained by Parent, the Surviving Corporation or any of their affiliates in which Company Employees participate from and after the Closing Date; and (ii) credit the dollar amount incurred by each employee of the Company or the Company Subsidiaries who accept such offer of employment and who remain employed following the Closing by the Parent, the Surviving Corporation or any of their affiliates (and his or her eligible dependents) (each, a “Company Employee”) during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s deductibles, co-pays and similar expenses under such employee welfare benefit plans maintained by Parent, the Surviving Corporation or any of their affiliates in which such Company Employee participates from and after the Closing Date.
(d) Prior to the Effective Time and the Closing, the Company shall amend and terminate the Company 401(k) Plan, it being understood and agreed by the parties hereto that the wind-up of such plan, including the distribution of benefits to participants and beneficiaries, shall occur after the Closing, but all contributions due and owing to such plan for all periods (including for the final short plan year, if any) shall have been accrued as of the Closing Date. Prior to the Effective Time and the Closing, the Company shall terminate such other Plans as Parent may request.
(e) Prior to the Effective Time and the Closing and effective as of the Closing Date, the Company shall amend the ESOP to provide that the ESOP (a) shall no longer be considered an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and (b) shall no longer permit distributions to participants and beneficiaries in the form of “qualifying employer securities” (as defined in Section 4975(e)(8) of the Code). As of the date of Closing, the ESOP shall terminate by its terms. As soon as practicable following the execution of this Agreement, the Company shall file all necessary documents with the IRS to convert its current initial request for a favorable determination letter with respect to the ESOP into a request for a favorable determination letter that the ESOP is, upon its termination (and as amended in accordance with this Section 7.12(e)) qualified under the provisions of Sections 401(a), 409, and 4975(e)(7) of the Code (or, if, prior to the submission of such documentation to convert such request, the ESOP has received an initial favorable determination letter from the IRS, the Company shall file all necessary documents with the IRS to request a final favorable determination letter with respect to the ESOP). As soon as practicable after the receipt of a final favorable determination letter from the IRS, the account balances in the ESOP, including any surplus in the suspense account after full repayment of the outstanding ESOP loan and all of the ESOP’s administrative expenses that are payable from the ESOP Trust shall be distributed to participants and beneficiaries in accordance with the provisions of the Code and applicable law and the terms of the ESOP; provided, however, that any cash received as Merger Consideration shall not be invested in, or distributed as, qualifying employer securities (as defined in Section 4975(e)(8) of the Code). Prior to Closing, contributions to the ESOP and payments on the ESOP loan shall be made consistent with past practices on the regularly scheduled contribution or payment date; provided, however, that the Company shall make a contribution to, and payment on, the ESOP loan with respect to the period from January 1, 2011 through the date of the Closing (or, if the Closing occurs after December 31, 2011, the period from January 1, 2012 through the date of the Closing) but no further contributions shall be made to the ESOP after Closing or with respect to any period after the Closing.

(f) Within a reasonable period (but in no event more than five days) after receipt by the Trustee of Merger Consideration with respect to shares held under the ESOP, the Company, the applicable committee or the Trustee (as the case may be under the terms of the applicable ESOP documents) shall cause any then-outstanding ESOP loan balances and accrued interest thereon to be repaid in full, and subsequently shall allocate any remaining unallocated amounts to the accounts of participants and beneficiaries under the ESOP in accordance with the terms of the ESOP and applicable Law.
(g) To the extent any Plan is noncompliant in either form or operation, the Company shall take all steps necessary to correct fully such noncompliance prior to the Effective Time and the Closing. Without limiting the generality of Section 10.04, this Section 7.12 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.12, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 7.12 and no provision of this Section 7.12 will create any third party beneficiary rights in any current or former employee, director or individual independent contractor of the Company or any of the Company Subsidiaries in respect of continued employment (or resumed employment) or service or any other matter.
SECTION 7.13 Securityholder Litigation. The Company shall promptly advise Parent orally and in writing of any action, suit, claim or other litigation, legal, administrative or arbitration proceeding or governmental investigation commenced after the date of this Agreement against the Company or any of its directors or officers by any shareholder of the Company relating to this Agreement and the Merger and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such action, suit, claim or other litigation, legal, administrative or arbitration proceeding or governmental investigation and shall consider Parent’s views with respect thereto. The Company shall not settle any such action, suit, claim or other litigation, legal, administrative or arbitration proceeding or governmental investigation without the prior written consent of Parent.

SECTION 7.14 Delivery of Subsequent Financial Statements. Prior to the Effective Time, the Company shall timely file complete and correct copies of each annual and quarterly statutory financial statement of each Company Insurance Subsidiary (collectively, the “Pre-Closing Company Statutory Financial Statements”) with the Insurance Regulator of the jurisdiction of domicile of such Company Insurance Subsidiary, in accordance with applicable Law. Each Pre-Closing Company Statutory Financial Statement shall (a) be derived from and shall be in accordance with the books and records of the applicable Company Insurance Subsidiary, (b) be prepared in accordance with all applicable Laws and SAP, and (c) fairly present, in all material respects, in accordance with SAP, the statutory financial position, results of operations, assets, liabilities, capital and surplus, changes in statutory surplus and cash flows of the applicable Company Insurance Subsidiary at the respective dates of, and for the periods referred to therein. The Company shall provide to Parent a complete and correct copy of each Pre-Closing Company Statutory Financial Statement concurrently with the filing of such Pre-Closing Company Statutory Financial Statement with the applicable Insurance Regulator.
ARTICLE VIII
CONDITIONS TO THE MERGER
SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing by Parent and the Company, at or prior to the Effective Time, of the following conditions:
(a) Shareholder Approval. The Shareholder Approval shall have been obtained;
(b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, unless such action shall have been withdrawn, terminated or resolved by written order of a Governmental Authority that is final and non-appealable;
(c) Consents and Approvals. All approvals or consents required pursuant to Section 4.05(b) and Section 5.04(b) shall have been received; and
(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the acquisition of shares of Company Common Stock by Parent or Merger Sub or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the Merger and there shall not be instituted or pending any Action by any Governmental Authority relating to this Agreement.

SECTION 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible), in their sole discretion, of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.03 shall be true and correct, except for de minimis errors, and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) except where the failure in the aggregate to be true would not have a Material Adverse Effect, in the case of each of (i) and (ii), as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).
(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any effect, event, condition or change that would, individually or in the aggregate, have a Material Adverse Effect.
(e) No Restrictive Condition. None of the regulatory approvals obtained in order to satisfy the condition set forth in Section 8.01(b) or (c) shall contain any Restrictive Condition, and no Law shall have been enacted or be in effect that contains any Restrictive Condition.
SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 5.06 shall be true and correct in all respects, and (ii) all other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to materiality set forth therein) except as would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger, in the case of each of (i) and (ii), as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Parent and Merger Sub shall have delivered to the Company a certificate, dated the date of the Closing, signed by a duly authorized officer of Parent and Merger Sub, certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
SECTION 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, upon written notice (other than in the case of Section 9.01(a)) from the terminating party to the non-terminating party, specifying the subsection of this Section 9.01 pursuant to which such termination is effected, notwithstanding any requisite approval and adoption of this Agreement and the Merger by the shareholders of the Company:
(a) By mutual written consent of each of Parent and the Company; or
(b) By either Parent or the Company if the Effective Time shall not have occurred on or before December 31, 2011 (the “Outside Date”) provided, however, that the Outside Date shall be extended day-by-day for each day during which the condition set forth in Section 8.01(c) is not satisfied; provided, however, that in no event shall the Outside Date be extended beyond March 31, 2012; provided, further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date, or
(c) By either Parent or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling, which has become final and non-appealable and has the effect of preventing, prohibiting or making illegal the consummation of the Merger provided, however, the terminating party has complied in all material respects with its obligations hereunder to prevent the enactment, issuance, enforcement or entry of such injunction, order, decree or ruling, or
(d) By either Parent or the Company if (i) the Shareholders’ Meeting (including any adjournments thereof) shall have been held and completed and (ii) the Shareholder Approval shall not have been obtained; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.01(d) if the Company has not made any payment(s) required to be made to Parent pursuant to Section 9.03(b)(iii), if applicable; or
(e) By Parent if (i) the Company Board shall have failed to recommend that the Company’s shareholders vote to adopt this Agreement, (ii) there shall have occurred an Adverse Recommendation Change, (iii) the Company Board shall have approved, endorsed or recommended any Takeover Proposal, (iv) the Company shall have failed to include the Company Recommendation in the Proxy Statement, (v) the Company, or any of its subsidiaries or any representative of the Company or any of its subsidiaries, shall have violated, breached or taken any action inconsistent with any of the provisions set forth in Section 7.01, 7.02 or 7.04, or (vi) the Company Board or any committee thereof shall have resolved or proposed to take any action described in clauses (i) through (v) of this sentence; or

(f) By Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by the Company of notice thereof (or, if earlier, before the Outside Date), and such breach has not been waived by Parent pursuant to the provisions hereof; or
(g) By the Company (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by Parent of notice thereof (or, if earlier, before the Outside Date), and such breach has not been waived by the Company pursuant to the provisions hereof; or (ii) prior to receipt of Shareholder Approval, if it concurrently enters into a definitive agreement providing for a Superior Proposal; provided, however, that it shall have complied with the provisions of Section 7.04(c) as if such termination were an Adverse Recommendation Change made in compliance with such section; provided, further, that the Company shall not have violated, breached or taken any action inconsistent with any of the provisions set forth in Section 7.04 and the Company shall have paid or pays the Termination Fee to Parent in accordance with Section 9.03.
SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement (except for this Section 9.02, Section 9.03 and Article X) shall forthwith become void, and there shall be no liability on the part of any party hereto (or any of its officers, directors, employees, affiliates, agents, legal and financial advisors and other representatives), except (a) as set forth in Section 9.03 and (b) that nothing herein shall relieve any party from liability for any knowing and intentional breach hereof prior to the date of such termination.
SECTION 9.03 Fees and Expenses.
(a) Except as otherwise set forth in Section 7.07(a) and this Section 9.03, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under the HSR Act or other regulations and all other matters related to the closing of the Merger and the other actions contemplated by this Agreement.

(b) The Company agrees to pay Parent (or its designees) an amount equal to $3,750,000 (the “Termination Fee”) if this Agreement is terminated:
(i) by Parent pursuant to Section 9.01(e);
(ii) by Parent or the Company pursuant to Section 9.01(b) or by Parent pursuant to Section 9.01(f) and, in either case, (x) on or before the date of any such termination, a Takeover Proposal shall have been announced, disclosed or otherwise communicated to the Company Board, and (y) a definitive agreement is entered into by the Company with respect to an Acquisition Transaction or an Acquisition Transaction is consummated within 12 months of such termination of the Agreement; or
(iii) by Parent or the Company pursuant to Section 9.01(d) and (x) on or before the date of the Shareholders’ Meeting a Takeover Proposal shall have been announced, disclosed or otherwise communicated to the Company Board, and (y) a definitive agreement is entered into by the Company with respect to an Acquisition Transaction or an Acquisition Transaction is consummated within 12 months of such termination of the Agreement;
(iv) by any party hereto at any time during which the Agreement was otherwise terminable in a circumstance in which Parent would be entitled to payment of the Termination Fee pursuant to Section 9.03(b)(i), (ii) or (iii).
(c) Any Termination Fee required to be paid (i) pursuant to Section 9.03(b)(i) shall be paid within two Business Days after termination by Parent, (ii) pursuant to Section 9.03(b)(ii) or (iii) shall be paid within two Business Days after the event giving rise to such payment, and (iii) pursuant to Section 9.03(b)(iv), at the time such fee would be payable pursuant to Section 9.03(b)(i), (ii) or (iii), as applicable.
(d) If the Company fails to pay when due any amount payable under this Section 9.03, then (i) the Company shall reimburse Parent for all costs and expenses (including fees of counsel) incurred in connection with the enforcement by Parent of its rights under this Section 9.03, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 3% over the “prime rate” (as announced by Citibank N.A.) in effect on the date such overdue amount was originally required to be paid.
(e) If Parent is entitled to terminate this Agreement and receive a Termination Fee, receipt of such Termination Fee in full will constitute liquidated damages and be the sole and exclusive remedy regardless of the circumstances of such termination, except as set forth in Sections 9.02(b) and 9.03(d).
(f) The parties hereto acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 9.03 shall not be in lieu of liability pursuant to Section 9.02(b).

SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Shareholder Approval has been obtained, no amendment may be made that would require further approval of the shareholders of the Company under applicable Law without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
SECTION 9.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein; provided, however, that after the Shareholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by shareholders of the Company without the further approval of such shareholders. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
ARTICLE X
GENERAL PROVISIONS
SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or email (to the extent an email address is specified in or in accordance with this Section 10.01) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):
if to Parent or Merger Sub:
c/o ACE Group
1133 Avenue of the Americas, 44th Floor
New York, NY 10036
Attention: Deputy General Counsel, Corporate Affairs
Facsimile No.: 212-827-4449
with a copy (which shall not constitute notice) to:
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Edward S. Best and Andrew J. Noreuil
Facsimile No.: 312-701-7711
E-mail: ebest@mayerbrown.com; anoreuil@mayerbrown.com

if to the Company:
Penn Millers Holding Corporation
72 North Franklin Street, P.O. Box P
Wilkes-Barre, Pennsylvania 18773
Attention: Douglas A. Gaudet, CPCU, President and CEO
Facsimile No.: 570-829-4568
E-mail: dgaudet@pennmillers.com
with a copy (which shall not constitute notice) to:
Ballard Spahr LLP
1735 Market Street
51st floor
Philadelphia, Pennsylvania 19103
Attention: Justin P. Klein, Esq.
Facsimile No.: 215-864-8999
E-mail:kleinj@ballardspahr.com
SECTION 10.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto agree that the court making such determination will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.
SECTION 10.03 Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 7.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that either of Parent and Merger Sub may (in its sole discretion) assign all or any of its rights and obligations hereunder to any wholly owned subsidiary of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

SECTION 10.04 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their successors and permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (including any director, officer or employee of the Company or any Company Subsidiary) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Section 7.05 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons).
SECTION 10.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached, and that the parties, without the necessity of posting bond or other undertaking, shall be entitled to an injunction or injunctions to prevent breaches of the Agreement and to specific performance of the terms hereof to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they may be entitled at law or in equity. Each of the other parties hereto agrees that it will not oppose the granting of such relief on the basis that there is an adequate remedy available at law. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations and remedies otherwise available at law or in equity. Except as expressly provided herein, nothing in this Agreement will be considered an election of remedies.
SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed in the Commonwealth of Pennsylvania. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts of the Commonwealth of Pennsylvania and the federal courts sitting in the Middle District of Pennsylvania, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 10.01 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

SECTION 10.07 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MERGER. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE MERGER, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.
SECTION 10.08 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, sub-Section or Disclosure Schedule, such reference is to the corresponding Article, Section or sub-Section of, or Disclosure Schedule to, this Agreement unless otherwise indicated; (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the words “known” or “knowledge” mean the actual knowledge of the executive officers of a party to this Agreement after conducting an investigation that is reasonable under the circumstances and in the context of the negotiation, execution and delivery of this Agreement; (f) the term “executive officer” has the meaning given to such term in Rule 3b-7 under the Exchange Act; (g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (h) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws; (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and (j) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No summary of this Agreement prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement.
SECTION 10.09 Non-Survival of Representation, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.
SECTION 10.10 Counterparts. This Agreement may be executed and delivered (including by facsimile and other means of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature Page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

ACE AMERICAN INSURANCE COMPANY
By:	/s/ James M. English
Name:	James M. English
Title:	Executive Vice President

PANTHER ACQUISITION CORP.
By:	/s/ James M. English
Name:	James M. English
Title:	President

PENN MILLERS HOLDING CORPORATION
By:	/s/ Douglas A. Gaudet
Name:	Douglas A. Gaudet, CPCU
Title:	President and Chief Executive Officer